As filed with the Securities and Exchange Commission on March 6, 2012

Registration No. 333-164100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT 10 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPAK GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	2650	20-1977020
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Xinghua Road Qingdao, Shandong Province Postal Code 266401 People’s Republic of China (86-532) 84616387

 (Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.

Hunter Taubman Weiss LLP

17 State Street, Suite 2000

New York, New York 10004

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock Underlying Preferred Stock	687,106(3)	$0.71	$487,845.26	$34.78
Shares of Common Stock Underlying Preferred Stock	12,000,000(4)	$0.71	$8,520,000.00	$607.48
Shares of Common Stock	11,363,334(5)	$0.71	$8,067,967.14	$575.25
Total	24,050,440	$0.71	$17,075,812,.40	$1217.51

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, an amended based upon the average of the bid and asked price of the Registrant's common stock as quoted on the OTC Bulletin Board of $0.71 on December 29, 2009.
(3)	Represents shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, convertible into two shares of the company’s common stock, par value $0.001 per share. These securities were previously registered on Registration Statement No. 333-147264, whose latest Post Effective Amendment was declared effective on May 29, 2009. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.
(4)	Represents shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of the Company’s common stock, par value $0.001 per share.
(5)	Represents shares of common stock issued pursuant to an exchange agreement between the Company and the holders of the warrants the Company issued pursuant to the financings that the Company consummated in 2007 and 2009 (see the Summary section below).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Post Effective Amendment No. 10 to our registration statement to conform the disclosure herein to the disclosure in our Form 10-Q/A1 for the quarter ended December 31, 2011, which we filed on March 6, 2012 and responding to the comments from the Securities and Exchange Commission we received on February 10, 2012.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  March 5 , 2012

PROSPECTUS

JPAK GROUP, INC.

24,050,440 Shares of Common Stock

This prospectus relates to the resale of up to 24,050,440 shares of our common stock, $0.001 par value.  The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is listed on the OTC Bulletin Board and traded under the symbol “JPAK.OB.” On March 5, 2012 , the closing price of the common stock quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), was $0.05 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 5 , 2012.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to Jpak Group, Inc., a Nevada corporation and its subsidiaries.

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ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHANGES

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page 11. Unless the context requires otherwise, the words “we,” “us” and “our” refer to Jpak Group, Inc. and our subsidiaries, and the word “Jpak” refers only to Jpak Group, Inc.

Our Company

We are engaged primarily in the development, manufacture, and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages in China. Since 2004, we have focused on the research and development, and we believe we are the largest and leading domestic supplier of aseptic liquid food and beverage cartons in China. Our business is primarily in China, but we have recently begun contract manufacturing products for export primarily to Southeast Asia.

Our growth strategy consists of consolidating our market leader position among domestic liquid food and beverage aseptic carton suppliers and pursuing expansion in the China market as well as selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

•	Increasing output to further penetrate the China market;

•	Developing bundled packaging materials and filling machines;

•	Increasing sales to selective Asian and other markets;
•	Partnering with top milk producers;
•	Establishing brand names and brand awareness; and
•	Enhancing the Company’s competitive advantages through R&D.

Company History

RX Staffing, Inc

Our company was initially incorporated as Rx Staffing, Inc., a development stage company incorporated in the State of Nevada on December 6, 2004 (“Rx Staffing”). It was formed as a full-service temporary personnel agency to better meet the supplemental staffing needs of healthcare providers. Its corporate purpose was (i) to provide personnel staffing services to institutions, occupational site healthcare organizations and alternative site healthcare organizations and (ii) to provide health care professionals such as nurses, specialty technicians and physicians with the flexibility to balance their professional and personal schedules.

For the period beginning on the date of incorporation through the date of the Share Exchange described below, Rx Staffing generated minimal revenue from the sale of its medical staffing services.

On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Group Co., Ltd. (“Jpak Ltd.”).  Prior to the acquisition, Rx Staffing, was a public shell company, as defined in Rule 12b-2 of the Exchange Act.  To accomplish the share exchange Rx Staffing issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd.. Pursuant to the share exchange, Jpak Ltd. became our wholly owned subsidiary. Per the terms of the Share Exchange and Bill of Sale of assets of Rx Staffing and Shaun Jones, Rx Staffing was delivered with zero assets and zero liabilities at time of closing. The transaction was regarded as a reverse merger whereby Jpak Ltd. was considered to be the accounting acquirer as its shareholders retained control of RX Staffing after the exchange.  Although Rx Staffing is the legal parent company, the share exchange was treated as a recapitalization of Jpak Ltd..  Thus, Jpak Ltd. is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Jpak Ltd. had always been the reporting company and then on the date of the Share Exchange, had changed its name to Jpak Group Inc. and reorganized its capital stock. We function as a holding company and, through our subsidiaries, own 100% equity interest in Qingdao Renmin Printing Co, Ltd (“Qingdao Renmin”), our operating subsidiary.

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Jpak Group, Inc.

In 2004, management completed the buyout of 88.23% of state-owned equity interest in Qindao Renmin; in the same year, Qingdao Renmin started developing aseptic liquid food and beverage cartons which was launched in the China market in 2005. We are located in Qingdao, Shandong Province of the People’s Republic of China, and commenced operations in China in 1958 as a state-owned, traditional printing and packaging company.

Jpak Ltd. was incorporated in the Cayman Islands on June 22, 2006 under the name Winner Dragon Limited; it changed the name to “Jpak Group Co., Ltd.” on September 18, 2006.  In September 2006, Jpak Ltd. acquired 88.23% equity interest in Qingdao Renmin through Grand International Industrial Limited (“Grand International”), the 100% owned subsidiary of Jpak Ltd. As a result of the acquisition, Qingdao Renmin became the majority owned subsidiary of Grand International and an indirect majority owned subsidiary of Jpak Ltd. The transaction was regarded as a reverse merger whereby Qingdao Renmin was considered to be the accounting acquirer as both Grand International and Jpak Ltd. were holding companies with no significant operations and Qingdao Renmin continues as the primary operating entity even after the exchange, although Jpak Ltd. is the legal parent company.  Thus, Jpak Ltd. is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Jpak Ltd. had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.  Furthermore, in July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin. Substantially, all of our operations are conducted in China through Qingdao Renmin.

The Share Exchange and the Financing in 2007

On August 9, 2007, a Securities Exchange Agreement (the “SEA”) was entered into by and among Rx Staffing, Jpak Ltd. and the shareholders of Jpak Ltd. (namely Joyrich Group Limited, a British Virgin Islands (“BVI”) company, Fabregas Group Limited, a BVI company, Statepro Investments Ltd., a BVI company, Raytech Investments Limited, a BVI company, and Capital American Markets Limited, a BVI company) (the “Share Exchange”), pursuant to which all the shares of Jpak Ltd. were transferred to Rx Staffing and Jpak Ltd. became a wholly-owned subsidiary of Rx Staffing, and at the same time the shareholders of Jpak Ltd. were issued 23,005,000 shares of common stock of Rx Staffing, which represented 64.4% of all the issued and outstanding shares of Rx Staffing’s common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the financing described below. On the same day, Rx Stuffing changed its name to Jpak Group, Inc.. The Share Exchange has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States of America, or “U.S. GAAP.” Reported results of operations of the combined group issued after completion of the transaction was reflected to Jpak’s operations.

On August 9, 2007, we became a party to the Note Purchase Agreement by and among the Company, Jpak Ltd., Grand International and the Investors (the “NPA”).  NPA was originally entered into in May 2007 pursuant to which Jpak issued Convertible Promissory Notes in the aggregate principal amount of $5.5 million to the Investors. As a result of the Share Exchange, the Notes automatically converted into 5,608,564 shares of Series A Convertible Preferred Stock outstanding. The shares of Series A Convertible Preferred Stock are convertible into an aggregate of 11,217,128 shares of common stock. Under the terms of the Notes, we also issued (i) Series A Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.60 per share until August 2013 (the “Series A Warrants”), (ii) Series B Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.70 per share until August 2013 (the “Series B Warrants”) and (iii) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Convertible Preferred Stock, which preferred stock shall contain the same terms as the Series A Convertible Preferred Stock (other than conversion price), which shares will be convertible into 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants”). The Series J Warrants shall be exercisable at an exercise price of $1.00 per warrant and shall only be exercisable until 90 days following the effective date of the registration statement for which this prospectus forms a part. Finally, we also granted warrants to purchase 990,000 shares of common stock with an exercise price of $.50 per share to the placement agent in the financing transaction. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

On August 9, 2007, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”). Under the Investor RRA, we were required to prepare and file a registration statement for the sale of the Common Stock issuable to the Investors under the Series A and Series B Preferred Stock and the Warrants and to use our best efforts to cause, and to maintain, the effectiveness of the registration statement until the earlier of (x) the date when all securities covered by such registration statement have been sold or (y) the date on which such securities may be sold without any restriction pursuant to Rule 144(i) (the " Effectiveness Period "). We would be subject to certain monetary obligations if this registration statement is not declared effective by the SEC by March 31, 2008. We filed the initial registration statement to fulfill our obligations under the Investor RRA on December 16, 2008 and it was declared effective on January 7, 2009. Under the Investor RRA, the shareholders of Jpak were granted piggyback registration rights for 15,805,000 shares of our common stock.

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However, the Investor RRA also made provisions if we cannot register all of the shares underlying all of the Series A and Series B Preferred Stock and Warrants due to the SEC’s application of Rule 415.  Pursuant to those provisions, if the SEC issues us a 415 comment, then we must first try to register the common stock underlying the preferred stock (on a pro rata basis among the holders of the Preferred Stock) and then register all of the common underlying the Warrants (on a pro rata basis among the holders of the Warrants).   The SEC did issue a 415 comment to us on March 27, 2008 and accordingly, we filed an Initial Registration Statement (File No. 333-147264) on Form S-1 to register for resale 687,106 shares of common stock underlying the Series A Preferred Stock, which was initially declared effective on January 7, 2009.  The RRA requires that subsequent registration statements be filed to register the rest of the common stock underlying the preferred stock and warrants issued in the financing on the later of (i) 60 days following the sale of substantially all of the shares of common stock included in the Initial Registration Statement or any subsequent Registration Statement and (ii) 6 months following the effective date of the Initial Registration Statement or any subsequent Registration Statement, as applicable, or such earlier or later date as permitted or required by the Commission.  Under the terms of the RRA, we are not required to register the remaining shares of common stock underlying the Series A Preferred Stock since they are now eligible to be sold pursuant to Rule 144.  The registration statement must be declared effective by the earlier of (A) the 90th day following the filing date of such Registration Statement (or in the event such Registration Statement is reviewed by the Commission, the one hundred twentieth (120th) day following such filing date) or (B) 5 business days after SEC has no more comments. However, we do not have any monetary obligations for any securities that were not permitted to be included in a registration statement because of the SEC’s application of Rule 415 until such time as such securities are required to be filed pursuant to the Investor RRA.  In such case, the liquidated damages shall be calculated to only apply to the percentage of securities which are permitted by the Commission to be included in the Registration Statement.

In addition to the Share Exchange, and the Investor RRA, on August 9, 2007, we also entered into a Securities Escrow Agreement (the “Escrow Agreement”) with the Investors, the principal stockholders named therein (the “Principal Stockholders”) and the escrow agent named therein (the “Escrow Agent”). Under the Escrow Agreement, the Principal Stockholders agreed to place an aggregate of 7,200,000 shares of Common Stock into escrow (the “Escrow Shares”) for the benefit of the Investors in the event the Company fails to achieve net income for the fiscal year ended June 30, 2008 (“Fiscal 2008”) of at least $3.955 million (the “Fiscal 2008 Performance Threshold”).   Since we met the Fiscal 2008 Performance Threshold, the Escrow Shares were returned to the Principal Stockholders.

In connection with the Financing, H.C. Wainwright & Co., Inc., a broker-dealer member of FINRA who acted as our exclusive placement agent in the financing received the following compensation for its services as placement agent: (i) a cash fee of 9% of the gross proceeds, plus expenses (an aggregate of $972,500) and (ii) warrants to purchase 990,000 shares of common stock at an exercise price equal to $0.50 per share, and warrants to purchase 750,000 shares of common stock at an exercise price equal to $0.60 per share, certain of which warrants were issued to officers and employees of the placement agent.

On December 28, 2007, the holders of our outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to us. Upon exercise of the Series J Warrants and pursuant to their stated terms, we issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of our Series B Convertible Preferred Stock, which are convertible into an aggregate of 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of our common stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of our common stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

In connection with such exercise, the holders of the Series J Warrants agreed not to exercise their demand registration rights with respect to the shares of our common stock underlying the Series B Convertible Preferred Stock, the Series C Warrants and the Series D Warrants during the period beginning on the date of exercise of the Series J Warrants and ending on the ninetieth (90th) day following the effective date of the registration statement filed by us to register for resale the shares of our Common Stock underlying our outstanding Series A Convertible Preferred Stock, Series A Warrants and Series B Warrants.

In connection with the exercise of the Series J Warrants, we extended the term of our Series A Warrants and Series B Warrants from four years to six years, so that such warrants shall now expire on August 9, 2013, and the deadline for effectiveness of this registration statement was extended to March 31, 2008.

The 2009 Financing

On November 3, 2009, we entered into a Securities Purchase Agreement with one investor, pursuant to which we received $6,000,000.00 and issued 12,000,000 units of our securities at a price of $0.50 per unit. Net proceeds from this offering were $5,916,500. Each unit consists of (i) one (1) share of our Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock, par value $0.001 per share, and (ii) a one-half Series E Warrant and one-half Series F Warrant.  Each whole Series E Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the Offering, we paid $30,000 to Tripoint Global Equities, LLC, who acted as placement agent in the 2009 Financing.

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In connection with the 2009 Financing, we also entered into a Registration Rights Agreement (the “2009 Investor RRA”), pursuant to which we are required to prepare and file a registration statement for the resale of the Common Stock issuable to the purchaser upon conversion of the preferred stock and upon exercise of the warrants issued to him, before December 3, 2009 and to use our best efforts to have the registration statement declared effective by May 2, 2010 (or June 1, 2010 in the event the Registration Statement received a “full review” by the Commission). The registration statement was declared effective on February 5, 2010 and therefore we were not subject to certain monetary obligations specified in the 2009 Investor RRA.

The Warrant Exchange

On December 16, 2009, we entered into an exchange agreement with all of the holders of our currently outstanding investor warrants, pursuant to which such holders agreed to exchange all of the warrants that such holders received pursuant to the 2007 and 2009 Financing, representing warrants to purchase an aggregate of 31,333,334 shares of common stock, for shares of the our common stock in an amount determined by the following formula:

	X = Y-	(A)(Y) B
Where
	X =	the number of shares of common stock to be issued to the warrant holder.
	Y =	the number of shares of common stock purchasable upon exercise of all of the holders’ Warrants.
	A=	the Warrant Price.
	B =	$1.00 per share of common stock.

 The following table discloses the calculations related to the Warrant Exchange Agreement.

Warrants	Number of Warrants	Strike Price	Cashless Exercise Price	New Common Shares
Series A	5,500,000	$0.56	$1.00	2,420,000
Series B	5,500,000	$0.63	$1.00	2,035,000
Series C	4,166,667	$0.64	$1.00	1,500,000
Series D	4,166,667	$0.71	$1.00	1,208,334
Series E	6,000,000	$0.60	$1.00	2,400,000
Series F	6,000,000	$0.70	$1.00	1,800,000
Total	31,333,334			11,363,334

Upon effectiveness of the Warrant Exchange Agreement, the number of shares of common stock outstanding on December 16, 2009 was 36,368,334. There was no cash paid or received in conjunction with this exchange. Due to the Warrant Exchange, we no longer have to seek effectiveness of the registration statement registering for resale the shares of common stock underlying the warrants issued in the 2007 financing.

Principal Executive Office

Our offices are located at 15 Xinghua Road, Qingdao, Shandong Province, People’s Republic of China, (86-532) 8461 6387.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business.  For more discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 8 of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

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Summary Financial Information

The following summary financial data as of June 30, 2011 and 2010 and for the quarter ended December 31 , 2011 were derived from the consolidated financial statements of our subsidiary, Jpak Group Co., Ltd. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 68 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	For the Three Months Ended December 31,
	2011	2010

Sales	$19,686,287	$16,658,221
Cost of sales	17,077,534	13,774,638
Gross profit	2,608,753	2,883,583
Operating expenses	2,285,353	3,307,261
Income (loss ) from operations	323,400	(423,678)
Other expenses	(134,564)	(130,683)
Income (loss) before provision for income taxes	188,836	(554,361)
Provision for income taxes	49,912	125,906
Net Income (loss)	138,924	(680,267)
Net (loss) attributable to noncontrolling interest	(87)	(37)
Foreign currency translation adjustment	196,100	458,208
Comprehensive income (loss) attributable to Jpak Group Inc.	$334,474	(223,450)
Comprehensive income attributable to noncontrolling interest	550	1,391

	For the Years Ended June 30,
	2011	2010

Sales	$69,538,699	$56,141,659

Cost of sales	58,176,381	42,948,118

Gross profit	11,362,318	13,193,541

Operating expenses
Selling, general and administrative	9,470,698	8,785,252

Income from operations	1,891,620	4,408,289

Total other income (expenses)	(649,968)	(147,890)

Income before provision for income taxes	1,241,652	4,260,399

Provision for income taxes	491,054	837,281

Net income before noncontrolling interest	750,598	3,423,118

Less: Noncontrolling interest	(840)	(451)

Net income	751,438	3,423,569

Undistributed income attributable to preferred stockholders	349,067	1,603,576

Net income applicable to common stockholders	402,371	1,819,993

Other comprehensive income
Foreign currency translation adjustment	1,643,276	165,767

Comprehensive income	$2,394,714	$3,589,336

Basic earnings per common share	$0.01	$0.06
Diluted earnings per common share	$0.01	$0.06

Weighted average number of common shares outstanding
Basic	36,368,334	31,329,384
Diluted	67,918,795	58,737,379

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Balance Sheet Data:

	As of December 31 , 2011	As of June 30, 2011
Cash and cash equivalents	$2,624,657	$5,574,130
Restricted cash	20,939,764	12,904,460
Accounts receivable, net of allowance for doubtful accounts of $1,362,864	14,234,576	14,369,228
and $1,339,485 at December 31 , 2011 and June 30, 2010, respectively
Inventory	13,368,101	10,655,991
Prepaid expenses and other current assets	462,401	515,229
Property and equipment, net	25,672,423	18,706,975
Total assets	85,710,641	71,299,578
Accounts payable and accrued expenses	9,658,734	5,402,866
Trade notes payable	20,534,946	12,513,972
Short term bank loans	3,148,000	3,094,000
Total liabilities	37,779,472	34,919,757
Noncontrolling interest	111,376	109,594
Shareholders’ equity	37,703,173	36,270,227

	June 30,	June 30,
	2011	2010
Cash and cash equivalents	$5,574,130	$6,221,273
Restricted cash	12,904,460	4,744,084
Accounts receivable, net of allowance for doubtful accounts of $1,339,485	14,369,228	10,915,611
and $1,284,360 at June 30, 2011 and 2010, respectively
Inventory	10,655,991	8,298,177
Trade notes receivable	30,940	515,150
Other receivables	627,444	484,003
Advance payments	773,833	1,287,924
Prepaid expenses and other current assets	515,229	299,713
Prepaid expenses	1,111,259	952,676
Total current assets	45,451,255	32,765,934

Property and equipment, net	18,706,975	11,201,241

Deferred loss on sale of assets	2,302,922	1,899,277

Other noncurrent assets	4,838,426	113,376

Total assets	$71,299,578	$49,201,674

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$5,402866	$2,401,560
Trade notes payable	12,513,972	4,659,370
Short-term bank loans	3,094,000	2,946,000
Current portion of long-term debt	3,899,818	2,589,409
Income tax payable	9,986	127,169
Other current liabilities	116,110	167,728
Total current liabilities	25,036,752	12,891,236
Long-term debt	9,883,005	3,049,115
Total liabilities	34,919,757	15,940,351

Stockholders’ equity	36,270,227	33,156,074
Noncontrolling interest	109,594	105,249
Total equity	36,379,821	33,261,323

Total liabilities and equity	$71,299,578	$49,201,674

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RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy our common stock.

Risks Related To Our Business.

The price increase of raw materials, such as paper materials, polyethylene materials, and aluminum materials, could increase the cost of our products and reduce our profit margin.       Paper materials, polyethylene materials, and aluminum materials are the major materials for our aseptic packaging products. In the last two years, the prices of paper materials, polyethylene materials and aluminum materials have fluctuated substantially, as have other raw materials, due to the increasing demand in China resulting from its rapid economic development. Although we have managed to minimize the impact of such fluctuation in the past, there is no assurance that we will be able to do so in the future. If the price for paper materials, polyethylene materials, aluminum materials, and other necessary raw materials increases significantly, our profit margin could decrease considerably and we may not be able to maintain our profitability.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all. From time to time, we may seek additional financing to provide the capital required to maintain or expand our production facilities, implement research and development and equipment and/or working capital initiatives, as well as to repay outstanding loans if cash flow from operations is insufficient. We cannot predict with certainty the timing or account of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or develop new business at the desired rate. Consequently, our operating results may suffer. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our products and services and possibly hurting our operating results. Our business plan is to significantly grow our operations to meet anticipated growth in demand for our products and services. Our planned growth includes the increase of our line of products and expansion of sales in our existing markets as well as new markets over the next few years. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including, but not limited to:

●	the continued acceptance of our products and services by the packaging industries;
●	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;
●	the costs associated with such growth, which are difficult to quantify, but could be significant;
●	rapid technological change; and
●	the highly competitive nature of the packaging industries.

If we are successful in obtaining rapid market growth of our products and services, we will be required to deliver large volumes of quality products and services to customers on a timely basis at a reasonable cost to those customers. Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services. Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, this could adversely affect our relationship with customers, leading to a reduction in our revenues.

We have a history of operating losses, and there can be no assurance that we can sustain or increase profitability and, as a result, may not operate as a going concern.       While we recently achieved an operating profit, we have had operating losses in some of the years since our inception and there can be no assurance that we can sustain or increase profitability. Unanticipated problems, expenses, and delays are frequently encountered in developing and marketing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing, increases in the cost of raw materials and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business and results of operations. In addition, we expect to incur additional general and administrative expenses as a public company in the United States which could also have a negative impact on our profitability.

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Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.   Our indebtedness aggregated approximately $ 47.9 million as of  December 31, 2011 . As a result, we are subject to the risks associated with significant indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•	we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

We may be exposed to risks relating to our disclosure controls and our internal controls and may need to incur significant costs to comply with applicable requirements.        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

Since April 2009, we have been working diligently to evaluate our internal controls based on COSO framework. The evaluation covers all the major financial reporting processes, including procurement, revenue, inventory, fixed assets, tax, treasury and financial reporting. As of June 30, 2010 we have completed our documentation both at the entity level and process level. As a result, we have identified a number of significant weaknesses and improvement opportunities with each process. Subsequently, we implemented remediation measures for most of the identified weaknesses.  We believe that these corrective steps have remediated the material weaknesses disclosed in our annual report on Form 10-K for the year ended June 30, 2009 and our internal controls are now effective in providing reasonable assurance that information required to be disclosed by us in such reports is accumulated and communicated to our management, including Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

No assurances can be given that we have identified all the material and significant internal control weaknesses and we will be able to adequately remediate existing deficiencies in our internal controls.  Although we believe that these corrective steps – restating our financial statements and improving internal control system based on COSO framework (see  Management  section below) – will enable management to conclude that our internal controls over financial reporting are effective and these measures will remediate the material weaknesses discussed above when all of the additional financial staff positions are filled, we cannot assure you that this will be sufficient. We cannot assure you that we will not, in the future, identify additional areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

We have pledged substantially all of our assets to secure our borrowings and are subject to covenants that may restrict our ability to operate our business.       Our borrowings under our existing loan agreements are secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. In addition, our loan agreements impose certain restrictive covenants, including financial covenants. Failure to satisfy any of these covenants could result in all or any of the following:

•	acceleration of the payment of our outstanding indebtedness;

•	cross defaults to and acceleration of the payment under other financing arrangements;

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•	our inability to borrow additional amounts under our existing financing arrangements; and

•	our inability to secure financing on favorable terms or at all from alternative sources.

 Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios and operate our business.

The failure to maintain our relationships with our existing customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.       We maintain purchase orders for the sales of our products to our customers. Although we have entered into agreements to supply our customers, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationships with our customers will be maintained on satisfactory terms, if at all. The failure to maintain our relationships with our customers or the failure to obtain new customers could (i) negatively affect our revenues and decrease our earnings or (ii) adversely impact our business.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.       We generally rely on one or two suppliers for each of the primary materials used in our products, including paper, polyethylene and aluminum, and otherwise rely on a limited number of suppliers for the other materials used in our products. Our suppliers may not be able to supply the necessary materials without interruption. We may not have adequate remedies for their failure to supply us which could result in a shortage of our products. If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier. In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner. The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense. Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products. Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may not be able to adequately protect our intellectual property, which could harm our competitive advantage. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Piracy of intellectual property is widespread in China and despite our efforts to protect our intellectual proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our intellectual property rights as fully as in other countries such as the United States of America. In addition, third parties may seek to challenge, invalidate, circumvent or render unenforceable any intellectual property rights owned by us. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs, diversion of our management’s attention and diversion of our other resources.

The failure to increase our current manufacturing capacity could materially and adversely affect our business, financial condition, results of operations and growth prospects.       We currently manufacture our products at a single facility with two production lines. Manufacturing products at a single site presents risks because a disaster, such as a fire or hurricane, may interrupt our manufacturing capability. In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays. Any increase in costs, slowdowns or shutdowns could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our use of a single manufacturing facility with two production lines may restrict our ability to attract large customers who require certainty in the production process. We intend to expand our manufacturing operations by adding additional production lines, but there is no assurance that we will have the financial resources required for this planned expansion or that any such expansion will be successful or completed in a timely fashion or within budget. We may encounter difficulties and significant unexpected costs and delays in scaling up our manufacturing operations. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. In the event the demand for our products rapidly increases or spikes in a certain period, we may not have the manufacturing ability to fulfill demand, either in our own facilities or through agreements with third parties. This lack of manufacturing capacity could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

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Our failure to successfully develop new business segments could have a material adverse affect on our business, financial condition, results of operations and growth prospects.       We are currently pursuing and in the future may pursue new technologies and businesses segments internally or through acquisitions or combinations which involve significant risks. Any such acquisition or combination may involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects. Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations. There is no assurance that we will have or be able to obtain the necessary resources to satisfactorily effect such expansion, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, future acquisitions or combinations by us involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects. Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

The loss of one or more members of our management team or other key employees could affect our ability to successfully grow our business . Our success and future growth depends to a significant degree on the skills and continued services of our management team and other key employees, including but not limited to, Yijun Wang, our Chairman, Chief Executive Officer and President (and Chairman and Chief Executive Officer of Qingdao Renmin) and Qingjun Yang, the President of Qingdao Renmin. Qingdao Renmin currently has employment agreements with its named executive officers but does not currently maintain key person life insurance. If one or more members of our management or other key employees were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects. Further, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.       We do not have a majority of independent directors serving on our board of directors and we cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

We face significant competition in each product we offer and each geographic market in which we operate, and if we fail to compete effectively, we may lose our market share and our profitability may be adversely affected.     The aseptic liquid food and beverage carton market in China is rapidly evolving and highly competitive. We expect competition in this market to persist and intensify. We face competition in each major product line we offer and each geographic market in which we operate. We face nationwide competition primarily from Tetra Pak and SIG Cambibloc (“SIG”), both multi-national companies which currently have an estimated combined 90% of the aseptic carton market. We also face competition from domestic aseptic carton suppliers in China. Existing or future competing products may provide (i) better quality and technology, (ii) greater utility, lower cost or other benefits from their intended uses than our products, or (iii) may offer comparable performance at lower cost. Many of these companies are well-established, have substantially greater financial and other resources, and have more experience in manufacturing and marketing than we do. There can be no assurance that we will be able to compete successfully with such competitors. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business could suffer.

High margins for the aseptic liquid food and beverage cartons business will attract more businesses to enter this field. Our business could suffer as a result of more competition.       Our business has enjoyed relatively high profit margins so far due to the fact that we have concentrated in the aseptic liquid food and beverage carton business. Such high margins will attract more businesses to enter into this field. As a result, competition may intensify and our profits may drop significantly.

Risks Related To Doing Business in China

Changes in China’s political or economic situation could harm us and our operational results. Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. The economic reforms in China have been conducted under a tight grip of the Chinese government. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

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Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.  The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign shareholders, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Because most of our officers and directors reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or its officers and directors by a shareholder or group of shareholders in the United States. Also, because our officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult. Furthermore, because the majority of our assets are located in the People’s Republic of China (“PRC”) it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties . On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles (“SPVs”), formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require us or our Chinese shareholders or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the share exchange agreement, by and among the Company, Jpak and the shareholders of Jpak named therein, dated as of August 9, 2007 (the “Securities Exchange Agreement” or “SEA”), in connection with the Share Exchange because Grand International completed the approval procedures of the acquisition of the 88.23% equity interest in Qingdao Renmin at MOFCOM before September 8, 2006 when the New M&A Rule became effective.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the New M&A Rule. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to our understanding that we do not need the CSRC approval, and PRC government authorities may impose some additional approvals and requirements.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Securities Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. China only recently has permitted provincial and local economic autonomy and private economic activities and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

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Future inflation in China may inhibit our activity to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 8.7% and as low as -2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. The majority of our revenues will be settled in RMB (“RMB”) and, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Government regulations and environmental matter in China may adversely impact on our business. Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and   the environment. These laws and regulations address and regulate, among other   matters, wastewater discharge, air quality and the generation, handling,   storage, treatment, disposal and transportation of solid and hazardous wastes   and releases of hazardous substances into the environment. In addition, third   parties and governmental agencies in some cases have the power under such laws   and regulations to require remediation of environmental conditions and, in the   case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with   applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations,   rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC. The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

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Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.       RMB is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

 According to Notice 75:

•	prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•	an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•	an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. The Implementing Rules permits retroactive registration for PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past but did not complete the relevant overseas investment foreign exchange registration procedures before March 31, 2006. But there may be penalties on the relevant PRC residents and the relevant onshore company if any foreign exchange transactions were paid out from the relevant onshore company to the relevant offshore company between April 21, 2005 and the date of the application for the registration. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules, who may indirectly hold our shares through the participation and exercise of incentive stock option granted by Joyrich Group Limited and Fabregas Group Limited, shareholders of our company.

As a result, we cannot predict how they will affect our business operations following our business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

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Our future employee stock option plan or stock ownership plan involving any PRC domestic individual will be subject to the administration of foreign exchange in the PRC. In accordance with the Measures of Administration on Foreign Exchange of Individuals promulgated on December 25, 2006 (the “Measures”) and the Implementing Rules of the Measures of Administration on Foreign Exchange of Individuals (the “Implementing Rules of Measures”), which became effective in February 2007, a PRC domestic individual (i.e., a Chinese citizen as defined) who participates in the employees stock option plan or stock plan of an overseas listed company shall conduct foreign exchange related affairs upon the prior approval of SAFE and/or its local branch through its employer or a PRC agency. The dividends of the shares or proceeds received from sale of shares under the stock option plan or stock ownership plan in foreign exchange by such PRC domestic individual shall be remitted and deposited into the special onshore foreign currency bank account in the PRC opened by the employer or the PRC agency. Furthermore, following the Implementing Rules of Measures, SAFE issued the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company (Hui Zong Fa [2007] No. 78, the “Circular 78”) on April 6, 2007. Circular 78, which introduces a number of new and highly restrictive requirements, applies to any employee stock option plan or stock ownership plan offered by a PRC or non-PRC company whose shares are listed on an overseas stock exchange. Given these PRC regulations, if we approve and implement any employee stock option plan or stock ownership plan which will involve any PRC domestic individual, the SAFE registration for such PRC domestic individual participating in the employee stock ownership plan or stock option plan shall apply and be required. Nevertheless, Circular 78 only applies to the overseas listed company other than an overseas private company and as a result, the incentive stock option granted by Joyrich Group Limited and Fabregas Group Limited, shareholders of our company and private companies, to PRC residents do not fall into such SAFE registration under Circular 78. Currently it is silent in terms of PRC statutory requirements with respect to the PRC domestic individuals participating in employee stock ownership plan or stock option plan of an overseas private company, since there are no applicable PRC laws or regulations. It is unclear how future regulations will impact the incentive stock options granted by Joyrich Group Limited and Fabregas Group Limited.

 Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.    Our executive officers, directors, and principal stockholders who hold 5% or more of our outstanding common stock own, in the aggregate, approximately 83.76% of our outstanding common stock. These stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There is no active public trading market for our common stock and there can be no assurance that one will develop in the future.       There is no active public trading market for our common stock. Our common stock is quoted on the OTC Bulletin Board. There can be no assurance that a regular trading market will develop or that if developed, will be sustained. The development of an active trading market will depend on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker or specialist. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, our shareholders could have difficulty selling our shares on short notice, and, therefore, our common stock should not be viewed as a short-term or liquid investment. In the absence of a trading market, a shareholder will be unable to liquidate his investment except by private sale.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.       Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions, which could impair liquidity and make trading difficult.       SEC Rule 15g-9, as amended, establishes the definition of a "penny stock" as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. To approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.       OTC Bulletin Board securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTC Bulletin Board reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our stockholders could experience substantial dilution.       If we raise additional capital by issuing equity securities or convertible debt securities, our existing stockholders may incur substantial dilution. Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding Securities.

 The market price of our common stock may be volatile. The market price of our common stock will likely be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in industries in which we operate, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.       We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our common stock may depress our stock price. Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. As of March 5, 2012 , we had approximately 36,368,334 shares of common stock outstanding and that number could increase to 67,918,795 (assuming conversion of our outstanding Series A, Series B and Series C preferred stock). We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business. In addition, this registration statement covers the sale of the shares of our common stock underlying the preferred stock and shares of common stock issued in the financing transactions we completed in 2007 and 2009, which shares will be freely tradable following the effective date of this registration statement. If a significant portion of our shares of common stock were sold in the public market, the market value of our common stock could be adversely affected.

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Anti-takeover provisions of Nevada law, our articles of incorporation and our bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or attempts to replace or remove our management that could be beneficial to our shareholders.       Our articles of incorporation and bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Nevada Revised Statutes contain an affiliated transaction provision that prohibits a publicly-held Nevada corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder or (ii) the transaction is approved by the holders of a majority of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 12. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

ITEM 4.  USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

In May 2007, we received gross proceeds of $5,500,000 in conjunction with the private financing we completed in 2007. In December 2007 we received proceeds of $5,000,000 in connection with the exercise of our Series J Warrants.  In November 2009, we received gross proceeds of $6,000,000 in conjunction with our Series C financing.  We used these proceeds for working capital and general corporate purposes.

ITEM 5.  DETERMINATION OF OFFERING PRICE

Not applicable.

ITEM 6.  DILUTION

Not applicable.

ITEM 7.  SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 24,050,440 shares of our common stock held by the stockholders named in the table below.

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Set forth below is information, to the extent known to us, setting forth the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares that can be acquired upon the conversion of outstanding preferred stock) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired upon the conversion of outstanding preferred stock) after the offering assuming all shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe, based on information by each selling stockholder, that each selling stockholder possesses sole voting and investment power with respect to all of the shares of common stock owned by that selling stockholder. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants held by that stockholder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder converts all of shares of preferred stock being offered and sells all of the shares issued upon conversion thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See “Plan of Distribution.”

The terms of the preferred stock prohibit conversion to the extent that such conversion would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% for Vision Opportunity Master Fund, 9.9% for QVT Fund LP and Quintessence Fund LP, and 9.99% for Lee Wah Investments, in each case of our outstanding shares of our common stock.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Number of Shares to be Offered (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)
Vision Opportunity Master Fund Ltd. (5)	3,029,756(6)	3,029,756	0	0%
Vision Capital Advantage Fund, Ltd.(5)	895,463(7)	895,463	0	0%
QVT Fund LP(8)	3,532,698(9)	3,532,698	0	0%
Quintessence Fund LP(8)	392,523(10)	392,523	0	0%
LeeWah Investments(11)	16,200,000(12)	16,200,000	0	0%
Total		24,050,440

* Less than 1%

1)	Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Financings we completed on August 9, 2007, November 4, 2009 and the Warrant Exchange we completed in December 2009. Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Preferred Stock received in the Financing (the “Securities”). However, the terms of the preferred stock prohibit conversion to the extent that conversion of the preferred stock would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% for Vision Opportunity Master Fund, 9.9% for QVT Fund LP and Quintessence Fund LP, and 9.99% for Lee Wah, in each case of our outstanding shares of our common stock. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap.

2)	Additionally, the shares of common stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes. See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

3)	Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering; however this number also accounts for the ownership cap described above in footnote 1.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

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5)	The investment manager for Vision Opportunity Master Fund, Ltd. (“VOMF”) and Vision Capital Advantage Fund, LP (“VCAF”) is Vision Capital Advisors, LLC (“VCA”). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA’s Senior Managing Member and the portfolio manager of VOMF and VCAF. Each of VCA and Adam Benowitz disclaim beneficial ownership of these shares.

6)	This number represents the number of shares of common that VOMF received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that VOMF owns.

7)	This number represents the number of shares of common that VCA received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that VCA owns.

8)	Management of the fund is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for the fund and shares voting and investment control over the securities held by the fund. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of the fund and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by the fund. QVT Associates GP LLC disclaims beneficial ownership of the securities held by the fund except to the extent of its pecuniary interest therein.

9)	This number represents the number of shares of common that QVT Fund received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that QVT owns.

10)	This number represents the number of shares of common that Quintessence received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that Quintessence owns.

11)	The person having voting power over Lee Wah is Mr. Xuebin Zhang.

12)	Lee Wah did not beneficially own any shares prior to the Offering since, except with respect to transactions upon which such Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock does not have any voting rights. Additionally, based upon the terms of the Series C Preferred Stock, Lee Wah may not convert such securities if on any date, it would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock. See “Description of Securities.

13)	These shares represent the number of common shares that Lee Wah received pursuant to the Warrant Exchange Agreement and the shares of common stock underlying the Series C Preferred Stock that Lee Wah received in the 2009 Financing.

None of the selling stockholders is a broker-dealer or affiliate of a broker-dealer. Each of such selling stockholders has indicated to us that it or he obtained the shares of our common stock such selling stockholder owns in the ordinary course and that such selling stockholder has no agreement or understanding with respect to distributing those shares.

Except as described above or as described elsewhere in this prospectus, including under “Certain Relationships and Related Transactions”, none of the other selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus.

ITEM 8.  PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8.0% of the gross proceeds received by a selling stockholder from the sale of any of its securities registered hereunder pursuant to SEC Rule 415.

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Any member of FINRA participating in the distribution of the shares offered under this prospectus will be subject to compliance with FINRA rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of FINRA.

H.C. Wainwright & Co., Inc. acted as the placement agent in connection with the financing we completed in 2007. In addition to cash compensation and fees and expenses paid to the placement agent, we issued warrants to purchase up to 990,000 shares of our common stock, with an exercise price of $.50 per share, and warrants to purchase up to 750,000 shares of our Common Stock, with an exercise price of $0.60 per share, to the placement agent and affiliates of the placement agent. The placement agent warrants have the same terms as our other warrants, except that they contain a “cashless” exercise provision and expire four years after issuance. The warrants issued to our placement agent and its affiliates have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up from the date of this prospectus pursuant to Rule 2710(g)(1) of the Conduct Rules of FINRA. Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of this prospectus. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with FINRA regulations.

We have also granted H.C. Wainwright a right of first refusal, for a period of 18 months from the August 2007 Share Exchange, to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, of which 36,368,334 shares are currently issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant. Each share shall be entitled to the same dividend. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.001 per share.

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We currently have a class of Series A and Series B preferred stock outstanding and recently designated and issued shares of a Series C class of preferred stock; other than as previously disclosed, we have no present plans to issue any shares of preferred stock.

Convertible Preferred Stock

Series A Preferred Stock

The board of directors has created a series of Series A preferred stock consisting of 5,800,000 shares of which 5,608,564 shares are issued and outstanding. Each share of Series A preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the original Series A issue price set forth therein divided by (ii) the conversion price. The initial issue price shall be $1.00 and the initial conversion price shall be $.50. Currently, the Series A preferred stock is convertible into 11,217,128 shares of common stock.

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The Series A preferred stock has no preemptive rights. The Series A preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series A preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

The Series A preferred stock has certain class voting rights. Each holder of Series A preferred stock shall be entitled to vote on all matters, together with the holders of common stock, on an as converted basis, subject to a 9.99% limitation. So long as any shares of Series A preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series A preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series A preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series A preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series A preferred stock.

The holders of record of shares of Series A preferred stock shall not be entitled to receive any liquidation preference in the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Series B Preferred Stock

The board of directors has created a series of Series B preferred stock consisting of 5,000,000 shares of which 5,000,000 shares are issued and outstanding. Each share of Series B preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the original Series B issue price set forth therein divided by (ii) the conversion price. The initial issue price shall be $1.00 and the initial conversion price shall be $.60. Currently, the Series B preferred stock is convertible into 8,333,333 shares of common stock.

The Series B preferred stock has no preemptive rights. The Series B preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series B preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

The Series B preferred stock has certain class voting rights. Each holder of Series B preferred stock shall be entitled to vote on all matters, together with the holders of common stock, on an as converted basis, subject to a 9.99% limitation. So long as any shares of Series B preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series B preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series B preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series B preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series B preferred stock.

The holders of record of shares of Series B preferred stock shall not be entitled to receive any liquidation preference in the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Series C Preferred Stock

The Board of Directors has created a series of Series C preferred stock consisting of 12,000,000 shares, of which 12,000,000 are issued and outstanding. Each share of Series C preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Series C Liquidation Preference Amount of the shares of Series C Preferred Stock divided by (ii) the conversion price. The initial issue price shall be $.60 and the initial conversion price shall be $.50. Currently, the Series C preferred stock is convertible into 12,000,000 shares of common stock.

The Series C preferred stock has no preemptive rights. The Series C preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series C preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

Except with respect to transactions upon which the Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock shall have no voting rights with the Common Stock or other equity securities of the Company. So long as any shares of Series C preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series C preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series C preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series C preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series C preferred stock.

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In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.60 per share of the Series C Preferred Stock (the “Series C Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series C Liquidation Preference Amount payable to the holders of outstanding shares of the Series C Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock ranking pari passu with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this paragraph provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by the Company and reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof;  provided ,  however , that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Series C Liquidation Preference Amount to which such holder is entitled as provided herein.

Warrants

Pursuant to the Warrant Exchange Agreement described elsewhere in this Registration Statement, we do not have any common stock purchase warrants issued or outstanding, other than the placement agent warrants described below.

 Placement Agent Warrants

We have 990,000 placement agent warrants that were issued to the placement agent in our 2007 Financing and are exercisable at $0.50 per share. We also have 750,000 placement agent warrants that were issued to the placement agent in connection with the Series J Warrant exercise and are exercisable at $0.60 per share. The placement agent warrants have the same terms as our other warrants, except that they contain a “cashless” exercise provision, they do not contain weighted average anti dilution protection and are for a term of six years.

Anti-Dilution Provisions in Preferred Stock and Warrants

If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon conversion or exercise of the preferred stock will be adjusted appropriately. In the event that we issue or are deemed to issue additional shares of our common stock in certain non-exempt transactions for a price less than the conversion price or exercise price per share under the preferred stock, then the conversion price or the exercise price, as the case may be, will be adjusted downward as follows (i) with respect to the Series A Preferred until August 9, 2008, to the actual per share price at which we issue or are deemed to issue the additional shares or (y) following August 9, 2008, to a conversion price or exercise price that is calculated based on a “weighted average” formula described therein; (ii) with respect to the Series B,  to a conversion price that is calculated based on a "weighted average" formula described therein.

Generally, if we have any capital reorganization, reclassification of our capital stock, consolidation or merger in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation, then the holder will have the right to receive in lieu of the shares issuable upon conversion or exercise of their securities, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares equal to the number of shares immediately convertible or exercisable before such transaction took place and appropriate adjustments to the terms of the preferred stock, as the case may be, including the conversion price or exercise price, will be made.

Transfer Agent

The transfer agent for our common stock and preferred stock is Holladay Stock Transfer, 2939 N 67th Place, No. C, Scottsdale, Arizona 85251. (480) 481-3940.

Item 10.  Interest of Named Experts and Counsel

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Hunter Taubman Weiss LLP, New York, New York.

Experts

The financial statements for the fiscal years ended June 30, 2010 and 2009 included in this prospectus have been audited by, and the financial statements for the quarter ended September 30, 2011 included in this prospectus have been reviewed by, Patrizio & Zhao, LLC, independent auditors, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

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Item 11.  Information with Respect to the Registrant

Business Overview

We are engaged primarily in the development, manufacture, and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages in China. We believe we are one of the largest and leading domestic suppliers of aseptic liquid food and beverage cartons in China. Our business is primarily focused in China, but we have recently begun exporting our manufacturing products to several foreign countries.

Substantially all of our business is conducted through Qingdao Renmin, in which we indirectly hold a 100% interest. Established in 1958, Qingdao Renmin was a state-owned, traditional printing and packaging company. On August 21, 2006, Grand International entered into a sales and purchase agreement with three of the then-existing five shareholders (the “Original Shareholders”) of Qingdao Renmin, pursuant to which Grand International purchased 88.23% of the equity interest in Qingdao Renmin. The total purchase consideration was RMB 40,999,000 which was determined based upon the net asset value of Qingdao Renmin as of August 21, 2006. On September 5, 2006, this transfer was approved by the Qingdao Municipal Bureau of Foreign Trade and Economic Cooperation, and the registration with the Qingdao State Administration for Industry and Commerce was completed on December 7, 2006. As a result of this transfer, Grand International acquired an 88.23% equity interest in Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin. The acquisition of Qingdao has been accounted for in the financial statements using the reverse merger accounting method.

In September 2006, Jpak Ltd. acquired 100% interest in Grand International.

On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Ltd. and issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd., whereby Jpak Ltd. becomes a subsidiary of Rx Staffing. On the same day, Rx Staffing changed its corporate name to Jpak Group, Inc.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (“Qingdao Likang”), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of December 31, 2011 , approximately $7.1 million or 52.6 % of total registered capital has been invested and the rest will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital injuection .

Qingdao Jiexin Recycling Resources Technological Development Co., Ltd. (“Qingdao Jiexin”) was established on August 29, 2008 in the city of Qingdao. On July 20, 2011, Qingdao Renmin contributed RMB 5,000,000 (approximately $773,500) and acquired 100% interest in Qindao Jiexin. As a result, Qingdao Jiexin became a wholly-owned subsidiary of Qingdao Renmin. The fair value of the identifiable assets acquired and liabilities assumed of $979,791 exceeded the fair value of the purchase price of the business of $773,500. As a result, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. Accordingly, the Company recognized a gain of $207,083 associated with the acquisition. The gain is included in the line item “Non-operating income” in the Consolidated Statements of Operations for the six months ended December 31, 2011. For the six months ended December 31, 2011, the Coompany consolidated the financial statements of Qingdao Jiexin and eliminated the intercompany transactions, including the RMB 5,000,000 (approximately $773,500) investment in Qingdao Jiexin.

Our Corporate Structure

We were incorporated in the state of Nevada on December 6, 2004 under the name RX Staffing, Inc. On August 9, 2007 we entered into that certain Share Exchange, pursuant to which Jpak Ltd. became a wholly owned subsidiary of RX Staffing. In connection with the Share Exchange, we changed our corporate name to Jpak Group, Inc. We function as a holding company and, through our subsidiaries, own 100% equity interest in Qingdao Renmin, our operating subsidiary.

Jpak was incorporated in the Cayman Islands on June 22, 2006 under the name Winner Dragon Limited. On September 18, 2006, Winner Dragon Limited was renamed Jpak Group Co., Ltd. In September 2006, Jpak completed the acquisition of 88.23% of the equity interest in Qingdao Renmin through Grand International, the 100% owned subsidiary of Jpak. Substantially, all of our operations are conducted in China through Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin.

Our Industry

We believe that the liquid food and beverage carton market in China is approximately 30 billion packages annually with sales of $1.70 billion. The rapidly increasing per capita consumptions of milk and non-carbonated beverages in the major coastal cities, as well as the rural regions, seems to be the key factor that is driving and will continue to drive the growth of the liquid food and beverage carton market in China.

Our Growth Strategy

We strive to strengthen our market leader position among domestic liquid food and beverage aseptic carton suppliers and plan to pursue expansion in the China market as well as in selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

Increasing output to further penetrate the China market.

We are continuing our efforts to increase our production output as well as to widen the range of aseptic carton products to further increase our presence in the packaged milk and other liquid food and beverage markets in China.

Developing bundled packaging materials and filling machines.

We are developing aseptic liquid filling machines to augment the sales of our aseptic carton packaging products, enabling us to offer a complete packaging solution as well as increase per customer sales.

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Increasing sales to selective Asian and other markets.

We are penetrating Asian, Middle Eastern and other markets via direct sales and channel partnerships in selective countries.

Establishing brand names and brand awareness.

We are continuing to establish a strong corporate identity as well as our product brand names and brand awareness to enhance an accelerated adoption of our existing and new products.

Enhancing the Company’s competitive advantages through R&D.

We have successfully developed packaging materials which can be used in the filling machines created by SIG Combibloc (the “SIG”), one of our primary competitors in China. Currently, we are only able to produce small packages so we are continuing to improve the manufacture techniques so as to be able to expand our production capacity. With the planning and construction of our new plant Qingdao Likang, we anticipate that a new line for normal packs and four new lines for SIG packs will be put into production in the beginning of 2012. As our finances permit, further expansion will be continued in the following two or three years. Once SIG packaging proves its ability to produce packages in large batches, assuming funding is available, management plans to introduce up to eight more production lines with anticipated annual capacity of 80 million packs per SIG line. We believe that these new lines will significantly increase our revenue and also provide relatively higher gross margins in the next several years.

Our Products

We provide a wide variety of aseptic liquid food and beverage carton products to meet the needs of our customers.

Aseptic Packaging Technology

We use aseptic packaging technology in our products. An aseptic liquid food and beverage processing and packaging ensures that the packaged contents and packaging materials are free of harmful bacteria and microorganisms in a closed, sterile production environment under ultra high temperature treatment.

Our cartons are designed and constructed for processing under aseptic conditions, keeping the liquid foods and beverages safe, fresh and flavorful without refrigeration or preservatives during storage, and allowing the liquid food and beverages to retain their nutrition, taste, texture and color.

 Liquid Food and Beverage Cartons

Our aseptic liquid food and beverage cartons are made of multiple layers of polyethylene, paper board, and aluminum materials which are intended for the packaging of milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and others. Aseptic cartons are available in brick or pillow shapes in standard and slim formats, with various filling volume specifications.

Aseptic Carton Features and Advantages

Our aseptic liquid food and beverage cartons are produced with several proprietary, core product and process technologies which enable the packaging materials to have many distinctive features and advantages, including:

•	Aseptic packaging materials keep the liquid foods and beverages safe, fresh, and flavorful.

•	Cartons ensure the packaged contents are free of harmful bacteria and microorganisms.

•	Multi-layered materials are moisture-, air- and light-proof, allowing the packaged contents to retain their original nutrition, taste, texture and color.

•	Aseptic packaged materials allow liquid foods and beverages to be stored for a long period of time without refrigeration and preservatives.

•	Special printing process makes the carton package printing attractive and eye-catching.

•	Durable packaging materials are suitable for long distance shipping and handling.

•	A variety of shapes, forms and volume specifications to suit the various packaging needs.

•	Packaging materials of used and discarded cartons are renewable and recyclable.

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Manufacturing

Our manufacturing and operations facility is 18,000 square meters with a current annual production output of up to 4.5 billion aseptic liquid food and beverage cartons. Once SIG packaging proves its ability to produce packages in large batches, assuming funding is available, management plans to introduce up to eight more production lines with anticipated annual capacity of 80 million packs per SIG line. Our production facility is equipped with both imported and self-developed equipments and machines, including printing production lines, coating/forming processing lines, and other cutting and processing equipments. With the planning and construction of our new plant Qingdao Likang, we anticipate that a new line for normal packs and four new lines for SIG packs will be put into production in the April of 2012. As our finances permit, further expansion will be continued to add 2 production lines additional to the current 4 production lines in the following two or three years which may increase our annual capacity to 8.0 billion packs per annum in total.

We have established a stringent quality assurance system that is in conformance with ISO9001:2000, Aseptic Liquid Food Packaging Standards, and Food Safety and Management Requirements. We have obtained the certificates of ISO9001-2000, HACCP Food Safety and Management System as well as certificates of Advanced Technology and Product Enterprise.

We believe that our current production wastage ratio is one of the lowest in the industry. We are striving to minimize the wastage by enhancing online testing procedures, employee training as well as improving equipment and fixture efficiency.

Suppliers

Raw materials and supplies including paper materials, polyethylene materials, aluminum materials, and other materials are generally procured from domestic suppliers. We rely on a single or limited number of suppliers for such raw materials, parts, components and other items. Although there are many suppliers for each of these raw materials, parts, components and other items, we are dependent on a limited number of suppliers for many of the primary raw materials and components. However, we currently do not have any long-term or exclusive purchase commitments with any of our suppliers.

Our suppliers may not be able to supply the necessary materials without interruption. We may not have adequate remedies for their failure to supply us which could result in a shortage of our products. If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier. In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner. The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense. Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products. Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

Sales, Customers and Marketing

We sell and distribute our aseptic liquid food and beverage cartons directly to our customers who are manufacturers and suppliers of packaged milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages throughout China.

We are developing and expanding our customer base via distributors in selective Asian and the Middle Eastern countries to target manufacturers and suppliers of packaged milk, fruit juices, iced tea and other non-carbonated drinks.   Management also believes we are well positioned to attain new strategic clients in the next few quarters, assuming we are able to maintain and effect our expansion plans discussed elsewhere in this filing.

We conduct marketing activities to further penetrate the China market and to enter selective Asian and Middle Eastern markets, including: attending industry trade shows, advertising in industry publications, using internet marketing, collaborating with the government and increasing brand name and brand awareness.

Competition

China Market

The aseptic liquid food and beverage carton market in China is dominated by Tetra Pak International S.A. (“Tetra Pak”), followed by SIG Combibloc (“SIG”), both multi-national suppliers with a combined 90% of the market share in China. Tetra Pak provides packaging materials, packaging machines and processing solutions for the food and beverage industries. Worldwide, it is the dominant market leader in these industries. SIG is a Swiss public company that provides food and beverage carton and plastic bottle packaging materials and filling machines. In 2009, it had worldwide sales of approximately 1.26 billion Euros. Domestic suppliers currently have an estimated 10% of the China aseptic carton market and have been gaining market shares from Tetra Pak and SIG. These gains have been primarily due to domestic suppliers’ lower offering price with comparable products. While domestic suppliers have penetrated the non-carbonated soft drink carton market, the higher growth milk carton market continues to be dominated by Tetra Pak and SIG.

Based on our annual production output of two billion packages, we believe that, aside from SIG and Tetra Pak, we are one of the leaders of domestic liquid food and beverage carton suppliers in China. We plan to expand our production capacity and increase our market penetration with a bundle of sales of aseptic cartons and liquid filling machines to our existing and new customers.

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Asian and Middle Eastern Markets

Tetra Pak dominates the markets for aseptic carton packaging materials, filling machines and the liquid food and beverage processing in most of the Asian and Middle Eastern countries. Since 2004, SIG has established manufacturing plants in Thailand, Vietnam and Saudi Arabia and has taken market shares from Tetra Pak in these regional markets.

With the exception of China, where alternative domestic suppliers exist, Tetra Pak and SIG do not have other serious competitors in most Asian and Middle Eastern markets. China based suppliers, however, like us, are beginning to enter foreign markets. Collectively, these China based suppliers are expected to capture a larger portion of the market share in other countries in the course of the next few years.

Our Competitive Strengths

Leveraging our competitive strengths, we believe that we have established ourselves as a leader among domestic suppliers in China and are in a strong position to challenge the dominant market positions held by other suppliers. We are aggressively penetrating the aseptic carton market and expect to take significant market shares within the next few years. Our competitive strengths include:

Expedited development and time-to-market capability.

In the past we have successfully developed and brought to market a line of aseptic carton products within an eighteen (18) month time frame. We will continue capitalizing on this capability for our newly developed products.

Substantially lower manufacturing system cost.

We have developed a complete manufacturing system for the production of aseptic cartons at a cost that we believe to be significantly lower than the industry’s average. We believe that this significant cost saving makes our products more price-competitive in the market.

Significantly reduced direct cost and lower price.

We have developed proprietary product and process technologies that allow for minimal production wastage, giving us a critical competitive edge and thus allowing us to offer attractive prices to customers.

High product quality and proven market acceptance.

Our aseptic carton products are proven to be comparable to those of Tetra Pak and SIG and are well-received by our customers.

Experienced and cohesive management team for rapid growth.

Most key executives have been with us and working together for over 20 years. This experienced and cohesive management team is committed and ready to rapidly grow our business.

Intellectual Property

We develop our own proprietary product and process technologies for the aseptic carton packaging materials. We have filed a total of 48 patents on material structure, production equipment fixtures, testing equipment and have been granted 30 patents with another 8 pending. Our 18 issued patents will expire between April and November 2015. We plan to renew all of the patents before expiration.

We have submitted 6 registered trademark applications, one of which has been accepted by the State Administration for Industry and Commerce of China while the other four are still pending. We are in the process of submitting another registered trademark application.

Government Regulation

The PRC government regulates the printing and packaging industry. This section summarizes the principal PRC regulations relating to our businesses:

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under our authority, including the General Administration of Press and Publication, or GAPP, the State General Administration of the Quality Supervision, Inspection and Quarantine (“AQSIQ”), the State Administration for Industry and Commerce (“SAIC”), and their respective authorized local counterparts.

Regulations on Printing and Manufacturing of Food and Beverage Packaging Products

The principal regulations governing printing and manufacturing of food and beverage packaging products in China consist of the Regulations on the Administration of Printing Industry, the Interim Rules on Establishment of the Foreign Invested Printing Companies, the General Specification on the Manufacturing License of Food Packaging Products, Vessel, Tools and Other Products. Below is a summary of relevant provisions of these regulations.

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Regulations on the Administration of Printing Industry

On August 2, 2001, the State Council enacted the Regulations on the Administration of Printing Industry, or Printing Regulations. Such Printing Regulations set forth detailed requirements on the qualification and operations of the operators of printing industry. Under the Printing Regulations, the operators of printing industry shall obtain the operating license, such as the “License for Printing Operations”. Our subsidiary, Qingdao Renmin, has been granted a License for Printing Operations issued by the Shandong Provincial Bureau of Press and Publication that allows Qingdao Renmin to operate the printing business. Qingdao Renmin has also obtained a License for Special Industry issued by the Qingdao Municipal Bureau of Public Security on August 9, 2001. However, such License for Special Industry has not been required for the printing industry since the promulgation of the Decision of the State Council on the Enactment of Administrative Licensing for the Expressly Reserved Items Subject to Administrative Examination and Approval Rules on June 29, 2004.

General Specification on the Manufacturing License of Food Packaging, Vessel, Tools and Other Products

Pursuant to the General Specification on the Manufacturing License of Food Packaging, Vessel, Tools and Other Products, or General Specification, promulgated by AQSIQ on July 18, 2006 and came into enforcement on the same day, the food and beverage packaging products must meet certain quality standards and the operators of the food packaging shall obtain a Manufacturing License from the AQSIQ. Such General Specification sets forth the detailed examination and approval procedures for applying the Manufacturing License, which include five steps to obtain the license: (i) preliminary examination at the local counterpart of AQSIQ, (ii) testing manufacturing, (iii) on-the-spot verification, (iv) examination of sample product and (v) the final approval and issuance of the license. We have obtained the Manufacturing License issued by AQSIQ in April 2007.

Regulations on Foreign Invested Printing Companies

Foreign invested printing companies are specifically governed by the Interim Rules on Establishment of the Foreign Invested Printing Companies, jointly promulgated by the GAPP and the Ministry of Commerce of China, or MOFCOM, in 2002 in accordance with the Law on Sino-Foreign Equity Joint Venture (2001), the Law on Sino-Foreign Contractual Joint Venture (2000), the Law on Wholly Foreign-Funded Enterprises (2000) and the Regulations on the Administration of Printing Industry.

The Interim Rules on Establishment of the Foreign Invested Printing Companies allow and encourage the establishment of the sino-foreign equity joint ventures and wholly foreign-funded enterprises engaged in the printing business of packaging products. Furthermore, such sino-foreign equity joint ventures and wholly foreign-funded enterprises shall also obtain the License for Printing Operations to operating the printing business in China, in accordance with the Regulations on the Administration of Printing Industry and other applicable laws and regulations.

We have applied and updated the License for Printing Operations for Qingdao Renmin since its 88.23% equity interests have been acquired by Grand International and subsequently transformed into the sino-foreign equity joint ventures.

Research and Development

Development focus

Our research and development effort focuses on developing proprietary technology in aseptic packaging materials and liquid filling machines to meet the growing market demand. Our research and development expenditures were approximately $0.54 million and $0.93 million for the three months ended December 31, 2011 and 2010, respectively.

Research team

We have an experienced and multi-disciplined research and development team of engineers and technicians with a proven track record working with aseptic packaging materials and machinery.

Laboratory equipment

Our research and development center has five laboratories and one experimental workshop which is for testing new products, built with state-of-the-art laboratory equipment for experiments on, but not limited to, packaging printing, plastic materials, aluminum materials, compound material strength, microorganism assessments and trial filling processing.

 Projects and partnerships

We currently have24 research and development projects ongoing, 10 of which are classified as “Focused Innovative Technology Development Projects” by Qingdao City. We have formed numerous strategic research and development partnerships with educational institutions, research institutions, material suppliers, machinery builders and liquid food and beverage manufacturers.

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Product Pipeline

We have a continuous pipeline for (i) new products for aseptic liquid food and beverage carton packaging materials, (ii) current product extension and (iii) new products. In our efforts to develop our own line of liquid food and beverage filling machines, our first filling machine can run at approximately 12,000 packages output per hour. As disclosed in our Annual Report on Form 10-K/A for the year ended June 30, 2011, we finished testing this machine with one of our customers; however, the test results were unsatisfactory and we may need to send the machine back to the Xi’an Machinery for adjusting.   As this is our first filling machine, the testing and adjustments needed, and therefore the time it takes for the machines to run as we planned, is taking longer than expected.  The second filling machine was installed and began production; we expect to put it into the experimental stage by March 2012.

In addition, we are dedicated to developing packaging materials that can be used in the filling machines created by SIG. We have achieved technology breakthroughs with our two SIG packaging lines, which can produce packages for small customers.  We continue to improve both quality and stability of these two new lines. We plan to add up to eight additional lines by 2014.  Management believes that these new SIG packaging lines will significantly increase our revenue and also provide relatively higher gross margins in the next several years.

Description of Property

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. Qingdao Renmin currently owns land use rights to approximately 277,480 square meters of land consisting of manufacturing facilities, employee quarters and office buildings in Qingdao, China. Qingdao Renmin holds four State-owned Land Use Rights and the Building Ownership Certificates for the land use rights and buildings owned by it. On the State-owned Land Use Rights and the Building Ownership Certificate (No.: Qing Fang Di Quan 3738), State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 14621) and State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 45171), there is a note stating that because the information of the land is incomplete, the land use right registration is pending. On the State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 19508), the type of the land use right is shown as allocated, meaning that no consideration needed to be paid for the land use right.

On August 12, 2010, Qingdao Likang entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50-year use rights for a parcel of land with an area of approximately 65,064 square meters in Qingdao for a new plant construction. The planned new plant is expected to increase the annual total production capacity of Qingdao Renmin and Qingdao Likang to 8 billion packs. Qingdao Likang is expected to commence its operations by 2012 spring.

We intend to further expand our manufacturing facility over the next few years. We believe that we currently have enough land to satisfy such expansion.

Employees

As of December 31 , 2011, we had 433 employees, consisting of 286 in manufacturing and operation, 38 in research and development, 21 in sales and marketing and  88 in general and administrative. All of our employees are full-time employees.

None of our personnel are represented under collective bargaining agreements. All of the employees have signed labor contracts with the Company and have received monthly salaries as well as other social benefits including pension insurance, jobless insurance, accidental insurance, medical insurance and housing funds, etc. We do not have any other employees in addition to our full-time employees.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and we consider our relations with our employees to be good.

Executive Offices

Our offices are located at 15 Xinghua Road, Qingdao, Shandong Province, People’s Republic of China, (86-532) 8461 6387.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

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MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

Our common stock commenced trading on the Over-The-Counter Bulletin Board on August 15, 2007 and trades under the symbol “JPAK.OB.”

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market.

Transactions in our common stock have been sporadic and do not constitute an active market. Prior to the Share Exchange our shares of common stock did not trade publicly.

The following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended September 30, 2009. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended September 30, 2009	$0.94	$0.08
Quarter ended December 31, 2009	$0.80	$0.06
Quarter ended March 31, 2010	$0.80	$0.08
Quarter ended June 30, 2010	$0.80	$0.45
Quarter ended September 30, 2010	$0.50	$0.16
Quarter ended December 31, 2010	$0.40	$0.20
Quarter ended March 31, 2011	$0.20	$0.06
Quarter ended June 30, 2011	$0.18	$0.18
Quarter ended September 30, 2011	$0.18	$0.18
Quarter ended December 31, 2011	$0.18	$0.18

On March 5, 2012 , the closing bid price of the common stock was $0.05 and we had approximately 35 record holders of our stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

As a result of the Warrant Exchange Agreement described elsewhere in this Registration Statement, all of the warrants to purchase shares of our common stock that were previously issued to the investors of our 2007 and 2009 financings were exchanged for shares of our common stock.  However, the warrants issued to the placement agent of such financings remain outstanding.  Accordingly, as of March 31, 2011, there are (i) warrants to purchase 990,000 shares of common stock at $0.50 per share, which were issued to the placement agent in the 2007 Financing, which will expire in 2013; and (ii) warrants to purchase 750,000 shares of common stock at $0.60 per share, which were issued to the placement agent in the exercise of the Series J Warrants, which will expire in 2013.

Effective August 11, 1993, the SEC adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Dividend Policy

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

30

Description of Equity Compensation Plans Approved By Shareholders

 On December 15, 2010, our Board of Directors approved the 2010 Equity Incentive Plan to authorize 4,000,000 shares for issuance under equity incentive awards, effective December 15, 2010.

JPAK GROUP, INC.

Consolidated Financial Statements

December 31, 2011 and 2010

(Unaudited)

PART I – FINANCIAL INFORMATION

F-1

JPAK GROUP, INC.

Consolidated Balance Sheets

	December 31,	June 30,
	2011	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$2,624,657	$5,574,130
Restricted cash	20,939,764	12,904,460
Accounts receivable, net of allowance for doubtful accounts of $1,362,864	14,234,576	14,369,228
and $1,339,485 at December 31, 2011 and June 30, 2011, respectively
Due from factor	716,643	—
Inventory	13,368,101	10,655,991
Trade notes receivable	129,068	30,940
Other receivables	104,129	627,444
Advance payments	789,224	773,833
Prepaid expenses and other current assets	462,401	515,229
Total current assets	53,368,563	45,451,255

Property and equipment, net	25,672,423	18,706,975

Other noncurrent assets:
Advance payments – non current	145,433	592,489
Intangible assets, net	3,156,953	3,134,678
Deferred loss on sales of assets	2,226,289	2,302,922
Prepaid expenses	1,140,980	1,111,259

Total assets	$85,710,641	$71,299,578

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$9,658,734	$5,402,866
Trade notes payable	20,534,946	12,513,972
Short-term bank loans	3,148,000	3,094,000
Current portion of long-term debt	3,998,686	3,899,818
Income tax payable	92,553	9,986
Other current liabilities	346,553	116,110
Total current liabilities	37,779,472	25,036,752
Long-term debt	10,116,620	9,883,005
Total liabilities	47,896,092	34,919,757

Equity
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value, 5,608,564
shares authorized, issued and outstanding	561	561
Series B convertible preferred stock, $0.0001 par value, 5,000,000
shares authorized, issued and outstanding	500	500
Series C convertible preferred stock, $0.0001 par value, 12,000,000
shares authorized, issued and outstanding	1,200	1,200
Common stock, $0.001 par value, 300,000,000 shares authorized,
36,368,334 shares issued and outstanding at December 31, 2011
and June 30, 2011, respectively	36,368	36,368
Series A preferred stock	2,484,226	2,484,226
Series B preferred stock	1,390,853	1,390,853
Additional paid-in capital	23,903,645	23,903,645
Retained earnings	3,071,172	2,252,319
Statutory reserves	1,826,236	1,826,236
Accumulated other comprehensive income	4,988,412	4,374,319
Total stockholders’ equity	37,703,173	36,270,227
Noncontrolling interest	111,376	109,594
Total equity	37,814,549	36,379,821

Total liabilities and equity	$85,710,641	$71,299,578
The accompanying notes are an integral part of these consolidated financial statements.

F-2

JPAK GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales	$19,686,287	$16,658,221	$44,044,023	$32,843,868

Cost of sales	17,077,534	13,774,638	38,591,848	26,399,795

Gross profit	2,608,753	2,883,583	5,452,175	6,444,073

Operating expenses
Selling, general and administrative	2,285,353	3,307,261	4,506,119	5,539,756

Income (loss) from operations	323,400	(423,678)	946,056	904,317

Other income (expenses):
Interest Income	170,925	28,559	215,844	56,264
Interest expense	(248,203)	(184,150)	(424,581)	(362,591)
Non-operating income, net	(57,286)	24,908	223,152	12,341

Total other income (expenses)	(134,564)	(130,683)	14,415	(293,986)

Income (loss) before provision for income taxes	188,836	(554,361)	960,471	610,331

Provision for income taxes	49,912	125,906	141,748	313,342

Net income (loss)	138,924	(680,267)	818,723	296,989

Less: net loss attributable to noncontrolling interest	(87)	(37)	(130)	(81)

Net income (loss) attributable to Jpak Group, Inc.	139,011	(680,230)	818,853	297,070

Undistributed income attributable to preferred
stockholders	64,575	—	380,384	137,999

Net income (loss) attributable to common
stockholders	$74,436	$(680,230)	$438,469	$159,071

Basic earnings per common share	$0.00	$(0.02)	$0.01	$0.00
Diluted earnings per common share	$0.00	$(0.02)	$0.01	$0.00

Weighted average number of common shares outstanding
Basic	36,368,334	36,368,334	36,368,334	36,368,334
Diluted	67,918,795	36,368,334	67,918,795	67,918,795

The accompanying notes are an integral part of these consolidated financial statements.

F-3

JPAK GROUP, INC.

Consolidated Statements of Comprehensive Income (loss)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$138,924	$(680,267)	$818,723	$296,989

Other comprehensive income
Foreign currency translation adjustment	196,100	458,208	616,005	979,369

Total other comprehensive income	196,100	458,208	616,005	979,369

Comprehensive income (loss)	335,024	(222,059)	1,434,728	1,276,358

Less: comprehensive income attributable to
the noncontrolling interest	550	1,391	1,782	3,062

Comprehensive income (loss) attributable to
Jpak Group, Inc.	$334,474	$(223,450)	$1,432,946	$1,273,296

 The accompanying notes are an integral part of these consolidated financial statements.

F-4

JPAK GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended
	December 31,
	2011	2010

Cash flows from operating activities:
Net income	$818,723	$296,989
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	859,851	689,237
Share-based payment	—	719,439
Loss on disposal of fixed assets	105,293	9,491
Deferred tax assets	(25,398)	—
Gain on acquisition of a subsidiary - Jiexin	(207,083)	—
Changes in assets and liabilities:
Accounts receivable	933,524	2,663
Inventory	(1,673,106)	(1,248,756)
Trade notes receivable	(97,204)	491,823
Other receivables	45,347	(72,699)
Advance payments	63,449	(525,026)
Prepaid expenses and other current assets	105,161	(664,690)
Accounts payable and accrued expenses	4,091,787	830,250
Income tax payable	82,068	60,258
Other current liabilities	(194,313)	55,352
Total adjustments	4,089,376	347,342

Net cash Provided by operating activities	4,908,099	644,331

Cash flows from investing activities:
Advance payments for fixed assets	455,022	24,601
Additions to property and equipment	(7,032,254)	(3,648,505)
Proceeds from disposal of fixed assets	46,900	5,852
Acquisition of intangible assets – land use rights	—	(3,058,800)
Acquisition of a subsidiary - Jiexin, net of cash	(760,799)	—

Net cash used in investing activities	(7,291,131)	(6,676,852)

Cash flows from financing activities:
Restricted cash	(7,779,317)	(2,851,076)
Due from factor	(713,820)	—
Issuance of trade notes payable	7,771,831	2,463,965
Proceeds from long-term debt	91,567	2,064,413

Net cash provided by (used in) financing activities	(629,739)	1,677,302

Effect of foreign currency translation on cash	63,298	65,044

Net decrease in cash and cash equivalents	(2,949,473)	(4,290,175)

Cash and cash equivalents – beginning	5,574,130	6,221,273

Cash and cash equivalents – ending	$2,624,657	$1,931,098

 The accompanying notes are an integral part of these consolidated financial statements.

F-5

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 1 – Organization and Nature of Business

JPAK Group, Inc. (Formerly Rx Staffing Inc.), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, was established under the laws of Nevada on December 6, 2004. The accompanying consolidated financial statements include the financial statements of JPAK Group, Inc. and its subsidiaries (the “Company”). The Company’s primary business is to print and produce packaging products for sale to the beverage and other industries.

On August 9, 2007, Rx Staffing Inc. (“Rx Staffing”) completed a reverse acquisition of JPAK Group Co., Ltd., (“JPAK Co.”) which was incorporated in the Cayman Islands on June 22, 2006. To accomplish the exchange of shares Rx Staffing issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in JPAK Co., per the terms of the Share Exchange and Bill of Sale of assets of Rx Staffing and Shaun Jones. Rx Staffing was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, Rx Staffing changed the name to JPAK Group, Inc. (“JPAK”). The transaction was regarded as a reverse merger whereby JPAK Co. was considered to be the accounting acquirer as its shareholders retained control of RX Staffing after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of JPAK Co.. Thus, JPAK Co. is the continuing entity for financial reporting purposes. The financial statements have been prepared as if JPAK Co. had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

In September 2006, JPAK Co. acquired 100% interest in Grand International Industrial Ltd. which was incorporated on August 4, 2006, in the city of Hong Kong, the People’s Republic of China (“PRC”). In August 2006, Grand International acquired 88.23% interest in Qingdao Renmin, which was incorporated in May 2001 in the city of Qingdao, the People’s Republic of China. On July 3, 2007, Grand International acquired the remaining 11.77% interest in Qingdao Renmin. The consolidated financial statements reflect all predecessor statements of income and cash flows from the inception of Qingdao Renmin in August 2006. In October 2007, Qingdao Renmin invested in Qingdao Delikang Packing Machinery Co., Ltd., (“Qingdao Delikang”), a joint venture with Xi’an Heiniu Machinery, Co. Qingdao Renmin acquired 51% interest of Qingdao Delikang.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (“Qingdao Likang”), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of December 31, 2011, approximately $7.1 million or 52.6% of total registered capital has been invested and the remaining $6.4 million of the registered capital will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital investment.

Qingdao Jiexin Recycling Resources Technological Development Co., Ltd. (“Qingdao Jiexin”) was established on August 29, 2008, in the city of Qingdao, PRC. On July 20, 2011, Qingdao Renmin contributed RMB 5,000,000 (approximately $773,500) and acquired 100% interest in Qingdao Jiexin. As a result, Qingdao Jiexin became a wholly-owned subsidiary of Qingdao Renmin. The fair value of the identifiable assets acquired and liabilities assumed of $979,791 exceeded the fair value of the purchase price of the business of $773,500. As a result, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. Accordingly, the Company recognized a gain of $207,083 associated with the acquisition. The gain is included in the line item “Non-operating income” in the Consolidated Statements of Operations for the six months ended December 31, 2011. For the six months ended December 31, 2011, the Company consolidated the financial statements of Qingdao Jiexin and eliminated the intercompany transactions, including the RMB 5,000,000 (approximately $773,500) investment in Qingdao Jiexin.

Substantially all of the Company’s business is conducted through Qingdao Renmin, an operating subsidiary established in the Peoples Republic of China, in which the Company indirectly holds a 100% interest.

F-6

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 2 – Summary of Significant Accounting Policies

Basis Of Presentation

The Company’s consolidated financial statements include the accounts of its controlled subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, we evaluated the period from December 31, 2011 through the date the financial statements were issued, for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

Interim Financial Statements

These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the years ended June 30, 2011 and 2010, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the years ended June 30, 2011 and 2010.

Note 3– Restricted Cash

As of December 31, 2011 and June 30, 2011, the Company had restricted cash of $20,939,764 and $12,904,460, respectively. These restricted cash balances are reserved for settlement of trade notes payable and open letter of credit in connection with inventory purchases. The cash held in custody by bank issuing the trade notes payable and letter of credit is restricted as to withdrawal or use, and is currently earning interest.

Note 4– Accounts Receivable

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables based on management’s periodic review of aging of outstanding balances and customer credit history. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The balance of allowance for doubtful accounts amounted to $1,362,864 and $1,339,485 as of December 31, 2011 and June 30, 2011, respectively. The allowance includes receivable from a customer currently under bankruptcy restructuring. We estimate that the chances to recover the outstanding balance from this customer are remote.

Note 5 – Due from Factor

Due from factor as of December 31, 2011 and June 30, 2011 consist of the following:

	December 31, 2011	June 30, 2011

Receivables assigned to factor	$3,549,843	$—
Advance from factor	(2,833,200)	—
Amounts due from factor	$716,643	$—

F-7

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 5– Due From Factor (continued)

Pursuant to the factoring agreement, with recourse against the Company in the event of a loss, Industrial and commercial bank of China acts as its factor for some of its receivables, which are assigned on a pre-approved basis. The advances for factored receivables are made pursuant to a revolving credit and security agreement, which expires on September 30, 2012.

Note 6 – Inventory

Inventory, consisting of material, labor, and manufacturing overhead, as of December 31, 2011 and June 30, 2011 consists of the following:

	December 31, 2011	June 30, 2011

Raw materials	$8,033,002	$8,423,431
Work in process	1,166,243	675,738
Finished goods	3,880,842	1,296,126
Parts and supplies	288,014	260,696

Total	$13,368,101	$10,655,991

Note 7 – Advance Payments

Advance payments as of December 31, 2011and June 30, 2011 consist of the following:

	December 31, 2011	June 30, 2011

Advance payments for inventory	$789,224	$773,833
Advance payments for equipment	145,433	592,489

Total	$934,657	$1,366,322

Note 8 – Property and Equipment

Property and equipment as of December 31, 2011 and June 30, 2011 consist of the following:

	December 31, 2011	June 30, 2011

Buildings	$5,041,398	$4,928,620
Machinery and equipment	15,632,302	14,435,629
Machinery—capital lease	3,226,700	3,370,395
Subtotal	23,900,400	22,734,644
Less: Accumulated depreciation	11,963,081	11,040,592
	11,937,319	11,694,052
Add: Construction in progress	13,735,104	7,012,923

Total	$25,672,413	$18,706,975

Depreciation expenses for the three months ended December 31, 2011 and 2010 were $433,302 and $332,866, respectively. For the six months ended December 31, 2011 and 2010 were $827,544 and $668,746, respectively. For the six months ended December 31, 2011 and 2010, amortization of machinery and equipment under capital lease included in depreciation expense was $111,022 and $90,236, respectively.

F-8

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 9 – Intangible Assets

Intangible assets at December 31, 2011 and June 30, 2011 consist of the following:

	December 31, 2011	June 30, 2011

Land use rights	$3,243,445	$3,187,808
Less: accumulated amortization	86,492	53,130

Total	$3,156,953	$3,134,678

The intangible assets represent consideration payments and other expenditures of Qingdao Likang for land use rights of a parcel of land with an area of approximately 65,064 square meters. The total cost is amortized over 50 years. Amortization expense for the three months ended December 31, 2011 and 2010 was $16,215 and $15,350, respectively. For the six months ended December 31, 2011 and 2010 was $32,307 and $20,491, respectively.

Note 10 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2011 and June 30, 2011 consist of the following:

	December 31, 2011	June 30, 2011

Accounts payable	$8,906,303	$4,745,322
Accrued expenses	752,431	657,544

Total	$9,658,734	$5,402,866

The carrying values of accounts payable and accrued expenses approximate their fair values due to the short-term nature of these obligations.

Note 11 – Trade Notes Payable

Trade notes payable consist of non-interest bearing promissory notes issued in connection with the acquisition of certain inventory and equipment. Balances outstanding under the notes as of December 31, 2011 and June 30, 2011 were $20,534,946 and $12,513,972 respectively.

Note 12 – Short-Term Bank Loans

Short term bank loans as of December 31, 2011 and June 30, 2011 consist of the following:

	December 31,	June 30,
	2011	2011
On January 14, 2011, the Company obtained a loan from Qingdao City
Commercial Bank, out of which, the principal is to be paid in full by January
13, 2012. Interest is to be calculated using an annual fixed rate of 6.1005%
and paid monthly. The loan was secured by the Company's property	$629,600	$618,800

On January 18, 2011, the Company obtained a loan from Qingdao City
Commercial Bank, out of which, the principal is to be paid in full by January
18, 20112. Interest is to be calculated using an annual fixed rate of 6.1005%
and paid monthly. The loan was secured by the Company's property	$1,259,200	$1,237,600
On January 26, 2011, the company obtained a loan from Qingdao City Commercial Bank, out of which, the principal is to be paid in full by January 26, 2012. Interest is to be calculated using an annual fixed rate of 6.1005% and paid monthly. The loan was secured by the Company’s property	$1,259,200	$1,237,600
Total short-term bank loans	$3,148,000	$3,094,000

F-9

Note 13 – Long-Term Debt

Long term debt as of December 31, 2011 and June 30, 2011 consist of the following:

	December 31,	June 30,
	2011	2011

Loans from employees, interest is
payable at an annual fixed rate of 10%. Interest payments are made semi-annually with no principal payments due until February 07, 2012,
as per the terms of the loan agreement	$6,011,106	$5,385,107

On November 27, 2009, the Company entered into a sale-leaseback transaction with International Fareastern Leasing Co., Ltd., which was accounted for as a financing arrangement in the amount of approximately
$1.4 million. The annual principal and interest payment is $441,048
and the term of the arrangement is four years. Refer to Note 19	$670,148	$843,561
In December 2010, two other sale-leaseback agreements established on November 27, 2009 went into effect, which represents financing arrangement in the total amount of approximately $1.65 million, received in two allotments. The annual principal and interest payment is $501,561 and the term of the arrangement is four years. Refer to Note 19	$1,138,052	$1,366,155

On April 28, 2011, the Company obtained a loan from Bank of Qingdao. The Principle is to be paid in full by April 28, 2016. The interest rate is a variable rate equal to 15% per annum above the floating base interest for loans of the same term promulgated by the PRC’s central bank, China People’s bank. The average interest rate for the six month ended December 31, 2011 was approximately 7.6475%. Interest is paid monthly. The loan was designated to finance the construction of Qingdao Likang. The loan was secured by the Company’s construction in progress and guaranteed by the Company’s subsidiary-Qingdao Renmin	$6,296,000	$6,188,000
Total	$14,115,306	$13,782,823
Less: Current portion of loans	2,787,554	2,688,686
Current portion of obligation under capital lease	1,211,132	1,211,132

Total Current portion	3,998,686	3,899,818

Total long-term portion	$10,116,620	$9,883,005

Note 14 – Stockholders’ Equity and Related Financing Agreements

On August 9, 2007, the shareholders of JPAK were issued 23,005,000 shares of Rx Staffing’s common stock, which represented 64.4% of all the issued and outstanding shares of JPAK’s common stock, under a Securities Exchange Agreement (the “SEA”), pursuant to which all the shares of Rx Staffing were transferred and JPAK became a wholly-owned subsidiary of Rx Staffing. In connection with the Share Exchange, the Company changed its name to JPAK Group, Inc.

F-10

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 14 – Stockholders’ Equity and Related Financing Agreements (continued)

On August 9, 2007, JPAK became a party to the Note Purchase Agreement dated May 17, 2007 (“NPA”). Pursuant to the NPA, JPAK issued Convertible Promissory Notes in the aggregate principal amount of $5.5 million to the Investors. As a result of the Share Exchange, and under the terms of the Notes and the NPA, the notes converted to the following: (i) 5,608,564 shares of the Company’s Series A Convertible Preferred Stock, par value $.0001 per share, convertible into an aggregate of 11,217,128 shares of Common Stock, (ii) Series A Warrants to purchase an aggregate of 5,500,000 shares of Common Stock (subject to adjustment) at an exercise price of $.60 per share until August 2011 (the “Series A Warrants”), (iii) Series B Warrants to purchase an aggregate of 5,500,000 shares of Common Stock (subject to adjustment) at an exercise price of $.70 per share until August 2011 (the “Series B Warrants”) and (iv) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Preferred Stock, which shall contain the same terms as the Series A Preferred Stock (other than conversion price), and will be convertible into 8,333,333 shares of the Company’s Common Stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of Common Stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of Common Stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants” and together with the Series A Warrants, Series B Warrants and Series C Warrants, the “Warrants”). The Series J Warrants were exercisable until 90 days following the effective date of a registration statement registering for sale of shares of common stock underlying the securities issued in the financing. Finally, the Company also granted warrants to purchase 990,000 shares of common stock at an exercise price of $.50 per share and 750,000 shares of common stock at an exercise price of $.60 per share to the placement agent in the financing transaction. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

On December 28, 2007, the holders of the JPAK’s outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to The Company. Upon exercise of the Series J Warrants and pursuant to their stated terms, the Company issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of the Company’s Series B Convertible Preferred Stock, which are convertible into an aggregate of 8,333,333 shares of the Company’s common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of the Company’s common stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of the Company’s common stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

In connection with the exercise of the Series J Warrants, the term of Series A and Series B Warrants was extended from four years to six years, so that such warrants shall now expire on August 9, 2013. The extension of the term of the Series A and Series B Warrants was a condition of the exercise of the Series J Warrants and the subsequent issuance of the Series B Preferred stock (the “Series B financing”). In this way, the conversion of Series A and Series B convertible Preferred Stock is deemed as “in the money” and therefore contain a beneficial conversion feature which amounted to $2,484,226 and $1,390,853, respectively, after allocation.

On April 1, 2008, JPAK entered into a consulting agreement with Tripoint Capital Advisors, LLC to provide consulting services for one year. As a result, JPAK agreed to issue to Tripoint and/or its affiliates 300,000 shares of its capital stock on July 1, 2008. The shares were issued on July 1, 2008. 150,000 shares were vested immediately and the remaining 150,000 were to be vested in equal installments in the next two quarters. The fair value on April 1, 2008 was $404,700 based on the quoted price of the Company’s common stock.

On April 1, 2009, the Board of Directors approved to issue 200,000 shares of the Company’s common stock to Mr. Dongliang (Frank) Su, the acting CFO of the Company and the shares were vested on July 1, 2009. The fair value on April 1, 2009 was $20,000 based on the quoted price of the Company’s common stock on that day.

F-11

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 14 – Stockholders’ Equity and Related Financing Agreements (continued)

On November 3, 2009, JPAK completed a financing with one accredited investor. The financing raised gross proceeds of $6.0 million with net proceeds to JPAK of $5,916,500. As a result of the financing, JPAK issued 12,000,000 units of securities at a price of $0.50 per unit. Each unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), convertible into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a one-half Series E Warrant (the “Series E Warrant”) and one-half Series F Warrant (the “Series F Warrant”, collectively the “Warrants”).  Each whole Series E Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the financing, the Company paid the fee of $30,000 to Tripoint Global Equities, LLC, who acted as placement agent.

On December 16, 2009, JPAK entered into an Exchange Agreement with each of the holders of the warrants that were issued pursuant to the private financings which closed in August 2007, December 2007 and November 2009.  Pursuant to the Exchange Agreement the Company issued an aggregate of 11,363,334 shares of our common stock in exchange for 5,500,000 Series A Warrants; 5,500,000 Series B Warrants; 4,166,667 Series C Warrants; 4,166,667 Series D Warrants; 6,000,000 Series E Warrants; and 6,000,000 Series F Warrants.  The warrant exchange took the form of a cashless transaction.  As a result, JPAK does not have any warrants outstanding other than those issued to the placement agent of the above mentioned private financings.

On December 15, 2010, JPAK granted five years options to purchase up to 3,600,000 shares of the common stock of the Company at the exercise price of $0.20 per share to four of its key employees in accordance with the 2010 Equity Incentive Plan. All the options vested immediately upon issuance. The fair value of each option grant is estimated on the granted date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the period ended December 31, 2010: expected volatility of 299.23 percent and risk-free interest rate of 2.11 percent.

Note 15 – Income Taxes

JPAK Group Co., Ltd. was incorporated in the Cayman Islands. Under the laws of Cayman Islands, the Company is not subject to tax on income or capital gain.

The operating subsidiary Qingdao Renmin is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. Pursuant to FEIT Law, foreign invested enterprises (“FIEs”) are subject to FEIT at a state tax rate of 30% plus a local tax rate of 3% on PRC taxable income. FIEs are also entitled to be exempted from FEIT for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years, if they fall into the category of production-oriented enterprises with an operational period of more than 10 years in China. Qingdao Renmin started its tax holiday period on January 1, 2007, which will end on December 31, 2011.

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax (“CIT”) law, under which FIEs and domestic companies would be subject to CIT at a uniform rate of 25%. The new CIT law became effective on January 1, 2008. The grandfathering treatments for unutilized tax holiday are provided for certain qualified FIEs. For those FIEs which have already commenced their qualified tax holidays before 2008, they can continue to enjoy the remaining unutilized tax holidays until expiry. For those qualified old FIEs which have not commenced their tax holidays before 2008 due to cumulative losses, their tax holidays will be deemed to commence in 2008 and can be utilized until expiry. Currently, the Company does not believe that the new CIT law will affect the preferential tax treatments (i.e. the unutilized tax holiday) that it is entitled to. Accordingly, since January 1, 2009, the Company has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 12.5%, and for the six months ended December 31, 2011 and 2010, the income tax expense was $141,748 and $303,937, respectively.

F-12

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 15 – Income Taxes (continued)

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

Note 16 – Employee Welfare Plan

The Company has established an employee welfare plan in accordance with Chinese laws and regulations. Full-time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits was $524,997 and $311,879 for the six months ended December 31, 2011 and 2010, respectively.

Note 17 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 18 - Risk of Concentrations and Credit Risk

For the six months ended December 31, 2011 and 2010, five vendors accounted for approximately 81% and 71% of the Company’s purchases, respectively. Total purchases from these vendors were $39,126,687 and $20,477,832 for the six months ended December 31, 2011 and 2010, respectively.

For the six months ended December 31, 2011 and 2010, five customers accounted for approximately 48% and 55% of the Company’s revenue, respectively. Total sales to these customers were $24,299,819 and $20,477,832 for the six months ended December 31, 2011 and 2010, respectively

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 19 – Sale-Leaseback Transaction Accounted for as a Financing Arrangement

On November 27, 2009, the Company entered into three sale-leaseback arrangements with International Fareastern Leasing Co., Ltd and completed one of them through the refinancing of its printing equipment. Equipment with book value of approximately $3.4 million was sold for approximately $1.4 million. The other two arrangements went into effect in December 2010, pursuant to which the equipment with book value of approximately $2.4 million was sold for $ 1.65 million. The cash received was used towards the original invoice amount. The transaction has been accounted for as a financing arrangement, wherein the equipment remains on the Company’s books and will continue to be depreciated.

F-13

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 19 – Sale-Leaseback Transaction Accounted for as a Financing Arrangement (continued)

The loss on the sale of the equipment was deferred and amortized over the remaining useful life of the leased assets as an increase of depreciation expense. For the six months ended December 31, 2011 and 2010, the Company amortized $110,721 and $90,714 of the deferred loss into depreciation expense respectively. A financing obligation in the amount of $3.05 million representing the proceeds has been recorded under long-term debt in the Company’s Balance Sheet, and is being reduced based on payments under the lease.

The lease has a term of four years and requires minimum annual lease payments as follows:

Year Ending June 30	Amount
2012	$885,550
2013	885,550
2014	755,958
Total	$2,527,058

The Company has the option to purchase the equipment at the end of the lease term.

Note 20 – Earnings Per Share

The Company presents earnings per share (“EPS”) on a basic and diluted basis. Basic earnings per share have been computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing income available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities. All share and per share data have been adjusted retroactively to reflect the recapitalization of the Company pursuant to the Securities Exchange Agreement with Rx Staffing.

The Company uses two-class method to calculate the basic earnings per share. Under the two class method, net income is allocated between ordinary shares and other participating securities based on their respective participating rights. The Company’s Series A, Series B and Series C preferred shares are participating securities. In the event that any dividends are paid on our common stock, the holders of Series A, Series B and Series C preferred stock shall share with the holders of common stock on an as converted basis in such dividends. The 5,608,564 shares of Series A Preferred Stock are convertible into an aggregate of 11,217,128 shares of common stock. The 5,000,000 shares of Series B Preferred Stock are convertible into an aggregate of 8,333,333 shares of common stock. The 12,000,000 shares of Series C Preferred Stock are convertible into an aggregate of 12,000,000 shares of common stock.

Basic EPS for the three months ended December 31, 2011 was computed as follows:

Net income	$139,011
Less dividends paid to:
Common shareholders	—
Series A convertible preferred shareholders	—
Series B convertible preferred shareholders	—
Series C convertible preferred shareholders	—
Undistributed earnings	$139,011

Basic earnings per share amounts:
		Series A	Series B	Series C
	Common	convertible	convertible	convertible
	Stock	preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00	$0.00
Undistributed earnings	0.00	0.00	0.00	0.00
Totals	$0.00	$0.00	$0.00	$0.00

F-14

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 20 – Earnings Per Share (continued)

Diluted EPS for the three months ended December 31, 2011 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$74,436	36,368,334	$0.00
Warrants	—	—	—
	74,436	36,368,334	$0.00
Series A preferred stock conversion	22,958	11,217,128	—
Series B preferred stock conversion	17,056	8,333,333	—
Series C preferred stock conversion	24,561	12,000,000	—
Diluted earnings for common stock	$139,011	67,918,795	$0.00

Basic EPS for the three months ended December 31, 2010 was computed as follows:

Net loss	$(680,230)
Less dividends paid to:
Common shareholders	—
Series A convertible preferred shareholders	—
Series B convertible preferred shareholders	—
Series C convertible preferred shareholders	—
Undistributed loss	$(680,230)

Basic earnings per share amounts:
		Series A	Series B	Series C
	Common	convertible	convertible	convertible
	Stock	preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00	$0.00
Undistributed earnings	(0.01)	0.00	0.00	0.00
Totals	$(0.01)	$0.00	$0.00	$0.00

Diluted EPS for the three months ended December 31, 2010 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$(680,230)	36,368,334	$(0.02)
Warrants	—	—	—
	(680,230)	36,368,334	$(0.02)
Series A preferred stock conversion	—	—	—
Series B preferred stock conversion	—	—	—
Series C preferred stock conversion	—	—	—
Diluted earnings for common stock	$(680,230)	36,368,334	$(0.02)

F-15

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 20 – Earnings Per Share (continued)

Basic EPS for the six months ended December 31, 2011 was computed as follows:

Net income			$818,853
Less dividends paid to:
Common shareholders			-
Series A convertible preferred shareholders			-
Series B convertible preferred shareholders			-
Series C convertible preferred shareholders			-
Undistributed earnings

Basic earnings per share amounts:
		Series A		Series B	Series C
	Common	convertible		convertible	convertible
	Stock	preferred stock		preferred stock	preferred stock

Distributed earnings	$0.00	$0.00		$0.00	$0.00
Undistributed earnings	0.01	0.02		0.02	0.01
Totals	$0.01	$0.02		$0.02	$0.01

Diluted EPS for the six months ended December 31, 2011 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$438,469	36,368,334	$0.01
Warrants	—	—	—
	438,469	36,368,334	$0.01
Series A preferred stock conversion	135,238	11,217,128	—
Series B preferred stock conversion	100,469	8,333,333	—
Series C preferred stock conversion	144,677	12,000,000	—
Diluted earnings for common stock	$818,853	67,918,795	$0.01

Basic EPS for the six months ended December 31, 2010 was computed as follows:

Net income attributable to Jpak Group, Inc.		$297,070
Less dividends paid to:
Common shareholders		—
Series A convertible preferred shareholders		—
Series B convertible preferred shareholders		—
Undistributed earnings		$297,070

Basic earnings per share amounts:
			Series A	Series B	Series C
	Common		convertible	convertible	convertible
	Stock		preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00		$0.00	$0.00	$0.00
Undistributed earnings	0.00		0.01	0.01	0.00
Totals	$0.00		$0.01	$0.01	$0.00

F-16

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

 (Unaudited)

Note 20 – Earnings Per Share (continued)

Diluted EPS for the six months ended December 31, 2010 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$159,071	36,368,334	$0.00
Warrants	—	—	—
	159,071	36,368,334	$0.00
Series A preferred stock conversion	49,063	11,217,128	—
Series B preferred stock conversion	36,449	8,333,333	—
Series C preferred stock conversion	52,487	12,000,000	—
Diluted earnings for common stock	$297,070	67,918,795	$0.00

Note 21 – Supplemental Cash Flow Information

	Six Months Ended December 31,
	2011	2010

Cash paid for interest	$406,459	$365,737
Cash paid for income taxes	$59,181	$317,808

F-17

 FINANCIAL STATEMENTS

JPAK GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2011 AND 2010

CONSOLIDATED FINANCIAL STATEMENTS

47

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

JPAK Group, Inc.

We have audited the accompanying consolidated balance sheets of JPAK Group, Inc. (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JPAK Group, Inc. as of June 30, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao

Patrizio & Zhao, LLC

Parsippany, New Jersey

September 27, 2011

48

JPAK GROUP, INC.

Consolidated Balance Sheets

	June 30, 2011	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$5,574,130	$6,221,273
Restricted cash	12,904,460	4,744,084
Accounts receivable, net of allowance for doubtful accounts of $1,339,485	14,369,228	10,915,611
and $1,284,360 at June 30, 2011 and 2010, respectively
Inventory	10,655,991	8,298,177
Trade notes receivable	30,940	515,150
Other receivables	627,444	484,003
Advance payments	773,833	1,287,924
Prepaid expenses and other current assets	515,229	299,713
Total current assets	45,451,255	32,765,935

Property and equipment, net	18,706,975	11,201,241

Other noncurrent assets:
Advance payments – non current	592,489	2,382,545
Intangible assets, net	3,134,678	-
Deferred loss on sales of assets	2,302,922	1,899,277
Prepaid expenses	1,111,259	952,676

Total assets	$71,299,578	$49,201,674

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$5,402,866	$2,401,560
Trade notes payable	12,513,972	4,659,370
Short-term bank loans	3,094,000	2,946,000
Current portion of long-term debt	3,899,818	2,589,409
Income tax payable	9,986	127,169
Other current liabilities	116,110	167,728
Total current liabilities	25,036,752	12,891,236
Long-term debt	9,883,005	3,049,115
Total liabilities	34,919,757	15,940,351

Equity
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value, 5,608,564
shares authorized, issued and outstanding	561	561
Series B convertible preferred stock, $0.0001 par value, 5,000,000
shares authorized, issued and outstanding	500	500
Series C convertible preferred stock, $0.0001 par value, 12,000,000
shares authorized, issued and outstanding	1,200	1,200
Common stock, $0.001 par value, 300,000,000 shares authorized,
36,368,334 shares issued and outstanding at June 30, 2011
and 2010, respectively	36,368	36,368
Series A preferred stock	2,484,226	2,484,226
Series B preferred stock	1,390,853	1,390,853
Additional paid-in capital	23,903,645	23,184,206
Retained earnings	2,252,319	1,776,028
Statutory reserves	1,826,236	1,551,089
Accumulated other comprehensive income	4,374,319	2,731,043
Total stockholders’ equity	36,270,227	33,156,074
Noncontrolling interest	109,594	105,249
Total equity	36,379,821	33,261,323

Total liabilities and equity	$71,299,578	$49,201,674

 The accompanying notes are an integral part of these consolidated financial statements.

49

JPAK GROUP, INC.

Consolidated Statements of Operations

	For the Years Ended June 30,
	2011	2010

Sales	$69,538,699	$56,141,659

Cost of sales	58,176,381	42,948,118

Gross profit	11,362,318	13,193,541

Operating expenses
Selling, general and administrative	9,470,698	8,785,252

Income from operations	1,891,620	4,408,289

Other income (expenses):
Interest Income	151,653	152,844
Interest expense	(817,100)	(610,461)
Non-operating income, net	15,479	309,727

Total other expenses	(649,968)	(147,890)

Income before provision for income taxes	1,241,652	4,260,399

Provision for income taxes	491,054	837,281

Net income	750,598	3,423,118

Less: net loss attributable to noncontrolling interest	(840)	(451)

Net income attributable to Jpak Group, Inc.	751,438	3,423,569

Undistributed income attributable to preferred stockholders	349,067	1,603,576

Net income attributable to common stockholders	$402,371	$1,819,993

Basic earnings per common share	$0.01	$0.06
Diluted earnings per common share	$0.01	$0.06

Weighted average number of common shares outstanding
Basic	36,368,334	31,329,384
Diluted	67,918,795	58,737,379

 The accompanying notes are an integral part of these consolidated financial statements.

50

JPAK GROUP, INC.

Consolidated Statements of Comprehensive Income

	For the Years Ended June 30,
	2011	2010

Net income	$750,598	$3,423,118

Other comprehensive income
Foreign currency translation adjustment	1,648,461	166,339

Total other comprehensive income	1,648,461	166,339

Comprehensive income	2,399,059	3,589,457

Less: comprehensive income attributable to the
noncontrolling interest	4,345	121

Comprehensive income attributable to Jpak Group, Inc.	$2,394,714	$3,589,336

 The accompanying notes are an integral part of these consolidated financial statements.

51

JPAK GROUP, INC.
Consolidated Statements of Changes in Equity

	Common Stock		Series A Convertible preferred Stock		Series B Convertible preferred Stock		Series C Convertible preferred Stock		Allocation of Series A	Allocation of Series B		Placement	Commission Series Aof	Commission Series B of	Additional	Retained		Accumulated Other Compre-	Total Stock-	Noncon-
		Par		Par		Par		Par	Preferred	Preferred		Agent	Preferred	Preferred	Paid-in	Earnings	Statutory	hensive	holder’s	trolling	Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Shares	Warrants	Warrants	Shares	Shares	Capital	(Deficit)	Reserves	Income	Equity	Interest	Equity

Balance June 30, 2009	25,005,000	$25,005	5,608,564	$561	5,000,000	$500	-	$-	$2,484,226	$1,390,853	$4,634,678	$1,172,487	$355,237	$462,519	$10,655,348	$(1,106,478)	$1,010,026	$2,565,276	$23,650,238	$105,128	$23,755,366

Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,423,569	-	-	3,423,569	(451)	3,423,118

Other comprehensive income
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	165,767	165,767	572	166,339
Adjustment
Comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,589,336	121	3,589,457

Statutory reserves	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(541,063)	541,063	-	-	-	-

Issuance of common shares	11,363,334	11,363	-	-	-	-	12,000,000	1,200	-	-	(4,634,678)	-	-	-	10,538,615	-	-	-	5,916,500	-	5,916,500

Balance June 30, 2010	36,368,334	$36,368	5,608,564	$561	5,000,000	$500	12,000,000	$1,200	$2,484,226	$1,390,853	$-	$1,172,487	$355,237	$462,519	$21,193,963	$1,776,028	$1,551,089	$2,731,043	$33,156,074	$105,249	$33,261,323
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	751,438	-	-	751,438	(840)	750,598

Other comprehensive income
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,643,276	1,643,276	5,185	1,648,461
Adjustment
Comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,394,714	4,345	2,399,059

Statutory reserves	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(275,147)	275,147	-	-	-	-

Management incentive option as compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	719,439	-	-	-	719,439	-	719,439

Balance June 30, 2011	36,368,334	$36,368	5,608,564	$561	5,000,000	$500	12,000,000	$1,200	$2,484,226	$1,390,853	$-	$1,172,487	$355,237	$462,519	$21,913,402	$2,252,319	$1,826,236	$4,374,319	$36,270,227	$109,594	$36,379,821

 The accompanying notes are an integral part of these consolidated financial statements.

52

 JPAK GROUP, INC.

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$750,598	$3,423,118
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,370,651	1,569,887
Share-based payment	719,439	-
Loss on disposal of fixed assets	22,292	5,684
Changes in assets and liabilities:
Accounts receivable	(2,838,010)	(1,794,434)
Inventory	(1,896,018)	(2,903,280)
Trade notes receivable	498,286	(512,947)
Other receivables	(143,574)	(282,437)
Advance payments	565,399	(1,071,722)
Prepaid expenses and other current assets	(319,025)	211,344
Accounts payable and accrued expenses	2,826,529	(889,335)
Income tax payable	(120,712)	(40,998)
Other current liabilities	(31,453)	(259,208)
Total adjustments	653,804	(5,967,446)

Net cash provided by (used in) operating activities	1,404,402	(2,544,328)

Cash flows from investing activities:
Advance payments for fixed assets	1,865,555	(1,492,641)
Additions to property and equipment	(8,431,400)	(1,497,633)
Proceeds from disposal of fixed assets	6,498	-
Acquisition of intangible assets – land use rights	(3,098,993)	(601,281)
Loan receivable	-	176,004

Net cash used in investing activities	(9,658,340)	(3,415,551)

Cash flows from financing activities:
Restricted cash	(7,738,715)	(1,340,216)
Issuance of trade notes payable	7,444,176	1,423,010
Proceeds from short-term bank loans	-	586,680
Proceeds from long-term debt	7,679,116	2,575,824
Additional paid-in capital	-	5,916,500

Net cash provided by financing activities	7,384,577	9,161,798

Effect of foreign currency translation on cash	222,218	49,655

Net increase (decrease) in cash and cash equivalents	(647,143)	3,251,574

Cash and cash equivalents at beginning of year	6,221,273	2,969,699

Cash and cash equivalents at end of year	$5,574,130	$6,221,273

Supplemental schedule of non cash activities
Deferred loss - sale leaseback	$484,123	$2,009,578

The accompanying notes are an integral part of these consolidated financial statements.

53

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Jpak Group, Inc. (Formerly Rx Staffing Inc.), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, was established under the laws of Nevada on December 6, 2004. The accompanying consolidated financial statements include the financial statements of Jpak Group, Inc. and its subsidiaries (the “Company”). The Company’s primary business is to print and produce packaging products for sale to the beverage and other industries.

On August 9, 2007, Rx Staffing Inc. (“Rx Staffing”) completed a reverse acquisition of Jpak Group Co., Ltd., (“Jpak Ltd.”) which was incorporated in the Cayman Islands on June 22, 2006. To accomplish the exchange of shares Rx Staffing issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd., per the terms of the Share Exchange and Bill of Sale of assets of Rx Staffing and Shaun Jones. Rx Staffing was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, Rx Staffing changed the name to Jpak Group, Inc. (“Jpak”). The transaction was regarded as a reverse merger whereby Jpak Ltd. was considered to be the accounting acquirer as its shareholders retained control of RX Staffing after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Jpak Ltd. Thus, Jpak Ltd. is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Jpak Co. had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

In September 2006, Jpak Ltd. acquired 100% interest in Grand International Industrial Ltd. which was incorporated on August 4, 2006, Hong Kong Special Administrative Region, the People’s Republic of China (“PRC”). In August 2006, Grand International acquired 88.23% interest in Qingdao Renmin, which was incorporated in May 2001 in the city of Qingdao, the People’s Republic of China. On July 3, 2007, Grand International acquired the remaining 11.77% interest in Qingdao Renmin. The consolidated financial statements reflect all predecessor statements of income and cash flows from the inception of Qingdao Renmin in August 2006. In October 2007, Qingdao Renmin invested in Qingdao Delikang Packing Machinery Co., Ltd., (“Qingdao Delikang”), a joint venture with Xi’an Heiniu Machinery, Co. Qingdao Renmin acquired 51% interest of Qingdao Delikang.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (“Qingdao Likang”), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of December 31, 2010, approximately $7.1 million or 52.6% of total registered capital has been invested and the remaining $6.4 million of the registered capital will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital investment.

Substantially all of the Company’s business is conducted through Qingdao Renmin, an operating subsidiary established in the Peoples Republic of China, in which the Company indirectly holds a 100% interest.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“US GAAP”). The consolidated financial statements include the accounts of JPAK Group Inc. and its controlling subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

In preparing the accompanying unaudited consolidated financial statements, the Company evaluated the period from June 30, 2011 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. (see Note 21)

54

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation reserves for accounts receivable, inventory and income taxes and valuation of goodwill. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” codified in ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be “cash equivalents”.

RESTRICTED CASH

Restricted cash represents time deposits pledged against short-term bank facilities. Restricted cash is classified as current assets as the maturity of the short-term bank facilities is within one year.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at original invoice amount less allowance for doubtful receivables which is based on management’s periodic review of aging of outstanding balances and customer credit history. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The balance of allowance for doubtful accounts amounted to $1,339,485 and $1,284,360 as of June 30, 2011 and 2010, respectively. The allowance was mainly made for a customer currently under bankruptcy restructuring and we estimate that chances to recover the outstanding allowance balance from this customer are remote.

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for slow-moving and obsolete inventory as of June 30, 2011 and 2010.

ADVANCE PAYMENTS

As a general practice, the Company makes advance payments to certain vendors to purchase inventory and fixed assets. The carrying values of these advance payments approximate their fair values due to their short-term nature.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	5 to 10 years
Furniture, machinery and equipment	5 to 20 years
Buildings and improvements	40 years

55

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT (CONTINUED)

Construction in progress primarily represents the renovation costs of plant, machinery and equipment. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statements of operations.

LONG-LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” codified in ASC Topic 360-10-35, the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future discounted cash flows. If the total of the expected future discounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

INTANGIBLE ASSETS

Land use rights with a finite useful life are amortized on a straight-line basis over its estimated useful life of 50 years, which is a common term stipulated by the government.

REVENUE RECOGNITION

The Company derives its revenues primarily from sale of printed packaging products. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned.  Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, the Company’s revenue is recognized when merchandise is received by customers or shipped by the Company pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectability is reasonably assured.

COST OF SALES

Cost of sales includes the expenses incurred to produce inventory for sale, including raw materials, direct labor, depreciation of manufacturing facilities and machinery, overheads, amortization of land use right as well as changes in reserves for shrinkage and inventory obsolescence.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed when incurred. Research and development costs for the years ended June 30, 2011 and 2010 was $1,424,468 and $1,914,258 respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

56

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2011 and 2010. The standard corporate income tax rate was 25%.

As a PRC Foreign Enterprise, Qingdao Renmin is also entitled to be exempted from Foreign Enterprise Income Tax (“FEIT”) for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years. Since January 1, 2009, the Company has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 12.5%.

VALUE ADDED TAXES

Under the Provisional Regulations of the People's Republic of China on Value Added Tax, the Company is responsible for collecting value added taxes on sales of products and to pay value added taxes on purchases of raw materials, which will be remitted to the central government. Sales and cost of sales are reported on a net basis excluding value added taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses and other obligations, approximate their fair value due to the short-term maturities of the related instruments.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The Company has evaluated the determination of its functional currency based on the guidance in ASC Topic, “Foreign Currency Matters,” which provides that an entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash.

On its own, the Company raises financing in the U.S. dollar, pays its own operating expenses primarily in the U.S. dollar, paid dividends to its shareholders of common stock and expects to receive any dividends that may be declared by its subsidiaries in U.S. dollars.

Therefore, it has been determined that the Company’s functional currency is the U.S. dollar based on the expense and financing indicators, in accordance with the guidance in ASC 830-10-85-5.

The Company uses United States dollars (“U.S. Dollar” or “US$” or “$”) for financial reporting purposes. The subsidiaries within the Company maintain their books and records in RenMinBi (“RMB”), the primary currency of the economic environment in which their operations are conducted. Assets and liabilities of the subsidiaries in RMB are translated into U.S. Dollars using the applicable exchange rates prevailing at the balance sheet date. Items on the statements of income and comprehensive income and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the condensed combined financial statements were as follows:

57

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS (CONTINUED)

	June 30, 2011	June 30, 2010
Balance sheet items, except for shareholders’
equity items	RMB 1: US$0.15470	RMB 1: US$0.14730

	June 30, 2011	June 30, 2010
Amounts included in the statements of
income, and statements of cash flows for the
years then ended	RMB 1: US$0.15112	RMB 1: US$0.14667

Shareholders’ equity items	Historical rate	Historical rate

COMPREHENSIVE INCOME

The Company has adopted FASB ASC Topic 220, “Reporting Comprehensive Income”, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. ASC 220 defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

EARNINGS PER SHARE

In accordance with ASC Topic 260, “Computation of Earnings Per Share” and ASC 260, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF No. 03-6”), basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two class method, net income is allocated between ordinary shares and other participating securities based on their respective participating rights. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible preferred shares (using the if-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method).

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-17, Revenue Recognition—Milestone Method (Topic 605) – Revenue Recognition (ASU 2010-17). ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for us in fiscal 2012 and should be applied prospectively. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued the following ASC Updates:

●	ASU No. 2010-01— Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash. This Update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009 with retrospective application.

58

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

●	ASU No. 2010-02— Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This Update amends Subtopic 810-10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity, but does not apply to: (i) sales of in substance real estate; and (ii) conveyances of oil and gas mineral rights. The amendments in this Update are effective beginning in the period that an entity adopts FAS 160 (now included in Subtopic 810-10).

●	ASU No. 2010-06— Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This Update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends Subtopic 820-10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

The Company expects that the adoption of the above Updates issued in January 2010 did not and will not have any significant impact on its financial position and results of operations.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows.

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use an estimated selling price (“ESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and is currently evaluating the impact the adoption will have on its consolidated financial statements.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental US GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify US GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009.

RECLASSIFICATION

Certain amounts as of June 30, 2010 were reclassified for comparative presentation purposes.

59

NOTE 3– RESTRICTED CASH

As of June 30, 2011 and 2010, the Company had restricted cash of $12,904,460 and $4,744,084, respectively. These restricted cash balances are reserved for settlement of trade notes payable and open letter of credit in connection with inventory purchases. The cash held in custody by bank issuing the trade notes payable and letter of credit is restricted as to withdrawal or use, and is currently earning interest.

NOTE 4 – INVENTORY

Inventory, consisting of material, labor, and manufacturing overhead, as of June 30, 2011 and 2010 consists of the following:

	June 30, 2011	June 30, 2010

Raw materials	$8,423,431	$6,595,076
Work in process	675,738	314,794
Finished goods	1,296,126	1,237,290
Parts and supplies	260,696	151,017

Total	$10,655,991	$8,298,177

NOTE 5 – ADVANCE PAYMENTS

Advance payments as of June 30, 2011 and June 30, 2010 consist of the following:

	June 30, 2011	June 30, 2010

Advance payments for inventory	$773,833	$1,287,924
Advance payments for equipment	592,489	2,382,545
Total	$1,366,322	$3,670,469

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2011 and 2010 consist of the following:

	June 30, 2011	June 30, 2010

Buildings	$4,928,620	$4,673,651
Machinery and equipment	14,435,629	12,007,708
Machinery—capital lease	3,370,395	1,414,080
Subtotal	22,734,644	18,095,439
Less: Accumulated depreciation	11,040,592	9,425,588
	11,694,052	8,669,851
Add: Construction in progress	7,012,923	2,531,390

Total	$18,706,975	$11,201,241

Depreciation expenses for the years ended June 30, 2011 and 2010 were $1,318,750 and $1,569,887, respectively. Amortization of machinery and equipment under capital lease included in depreciation expense was $369,119 and 58,197, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of June 30, 2011 and 2010 consist of the following:

	June 30, 2011	June 30, 2010

Land use rights	$3,187,808	$-
Less: accumulated amortization	53,130	-

Total	$3,134,678	$-

60

The intangible assets represent consideration payment and other expenditures for land use right of Qingdao Likang for a parcel of land with an area of approximately 65,064 square meters. The total cost is amortized over 50 years. Amortization expense for the year ended June 30, 2011 and 2010 was $51,901 and $-0-, respectively.

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of June 30, 2011 and 2010 consist of the following:

	June 30, 2011	June 30, 2010

Accounts payable	$4,745,322	$2,105,829
Accrued expenses	657,544	295,731
Total	$5,402,866	$2,401,560

The carrying values of accounts payable and accrued expenses approximate their fair values due to the short-term nature of these obligations.

NOTE 9 – TRADE NOTES PAYABLE

Trade notes payable consist of non-interest bearing promissory notes issued in connection with the acquisition of certain inventory and equipment. Balances outstanding as of June 30, 2011 and June 30, 2010 were $12,513,972 and $4,659,370, respectively.

NOTE 10 – SHORT-TERM BANK LOANS

Short-term bank loans as of June 30, 2011 and 2010 consist of the following:

	June 30, 2011	June 30, 2010

On January 18, 2010, the Company obtained a loan from Qingdao City
Commercial Bank. The principal was paid in full on January 18, 2011.
Interest was calculated using an annual fixed rate of 5.31%
and paid monthly. The loan is secured by the company's property.	$-	$89,200

On February 11, 2010, the Company obtained a loan from Qingdao City
Commercial Bank. The principal was paid in full on February 11, 2011.
Interest was calculated using an annual fixed rate of 5.31%
and paid monthly. The loan is secured by the company's property.	$-	$2,356,800

On January 14, 2011, the Company obtained a loan from Qingdao City
Commercial Bank. The principal is to be paid in full by January
13, 2012. Interest is calculated using an annual fixed rate of 6.1005%
and paid monthly. The loan is secured by the company's property.	$618,800	$-

61

JPAK GROUP, INC.

Notes to Consolidated Financial Statements

NOTE 10 – SHORT-TERM BANK LOANS (CONTINUED)

	June 30, 2011	June 30, 2010

On January 18, 2011, the Company obtained a loan from Qingdao City Commercial Bank. The principal is to be paid in full by January 18, 2012. Interest is calculated using an annual fixed rate of 6.1005% and paid monthly. The loan is secured by the company's property.	$1,237,600	$-

On January 26, 2011, the Company obtained a loan from Qingdao City Commercial Bank. The principal is to be paid in full by January 26, 2012. Interest is calculated using an annual fixed rate of 6.1005% and paid monthly. The loan is secured by the company's property.	$1,237,600	$-

Total short-term bank loans	$3,094,000	$2,946,000

NOTE 11 – LONG-TERM DEBT

Long term debt as of June 30, 2011 and 2010 consist of the following:

	June 30,	June 30,
	2011	2010
The Company obtained loans from employees, upon which interest is payable at an annual fixed rate of 10%. Interest payments are made semi-annually with no principal payments due until August 31 , 2011, as per the terms of the loan agreement.	$5,385,107	$4,439,622

On November 27, 2009, the Company entered into a sale-leaseback transaction with International Fareastern Leasing Co., Ltd., which was accounted for as a financing arrangement in the amount of approximately $1.4 million. The annual principal and interest payment is $417,236 and the term of the arrangement is four years. Refer to Note 18.	$843,561	$1,198,902

In December 2010, two other sale-leaseback agreements established on November 27, 2009 went into effect, which represents financing arrangement in the total amount of approximately $1.65 million, received in two allotments. The annual principal and interest payment is $473,737 and the term of the arrangement is four years. Refer to Note 18.	$1,366,155	$-

On April 28, 2011, the Company obtained a loan from Bank of Qingdao. The principal is to be paid in full by April 28, 2016. The interest rate is a variable rate equal to 15% per annum above the floating base interest for loans of the same term promulgated by the PRC’s central bank, China People’s Bank. The average annual interest rate for the year ended June 30, 2011 was approximately 7.6475%. Interest is paid monthly. The loan was designated to finance the construction of Qingdao Likang. The loan was secured by the company’s construction in progress and guaranteed by the company's a subsidiary – Qingdao Renmin.	$6,188,000	$-

Total	$13,782,823	$5,638,524

Less: Current portion of loans	2,688,686	2,184,459
Current portion of obligation under capital lease	1,211,132	404,950

Total Current portion	3,899,818	2,589,409

Total long-term portion	$9,883,005	$3,049,115

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NOTE 12 – STOCKHOLDERS’ EQUITY AND RELATED FINANCING AGREEMENTS

On November 3, 2009, Jpak completed a financing with one accredited investor. The financing raised gross proceeds of $6.0 million with net proceeds to Jpak of $5,916,500. As a result of the financing, Jpak issued 12,000,000 units of securities at a price of $0.50 per unit. Each unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), convertible into one share of the Company’s Common Stock, and (ii) a one-half Series E Warrant (the “Series E Warrant”) and one-half Series F Warrant (the “Series F Warrant”, collectively the “Warrants”). Each whole Series E Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the financing, the Company paid the fee of $30,000 to Tripoint Global Equities, LLC, who acted as placement agent.

On December 16, 2009, Jpak entered into an Exchange Agreement with each of the holders of the warrants that were issued pursuant to the private financings which closed in August 2007, December 2007 and November 2009. Pursuant to the Exchange Agreement the Company issued an aggregate of 11,363,334 shares of our common stock in exchange for 5,500,000 Series A Warrants; 5,500,000 Series B Warrants; 4,166,667 Series C Warrants; 4,166,667 Series D Warrants; 6,000,000 Series E Warrants; and 6,000,000 Series F Warrants. The warrant exchange took the form of a cashless transaction. As a result, Jpak does not have any warrants outstanding other than those issued to the placement agent of the above mentioned private financings.

NOTE 13 – SHARE BASED PAYMENTS

On December 15, 2010, JPAK granted five years options to purchase up to 3,600,000 shares of the common stock of the Company at the exercise price of $0.20 per share to four of its key employees in accordance with the 2010 Equity Incentive Plan. All the options vested immediately upon issuance. The fair value of each option grant is estimated on the granted date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended June 30, 2011: expected volatility of 299.23 percent and risk-free interest rate of 2.11 percent.

Accordingly, an amount of $719,439 share based payments were charged against income as compensation costs in the year ended June 30, 2011.

NOTE 14 – INCOME TAXES

Jpak Group Co., Ltd. was incorporated in the Cayman Islands. Under the laws of Cayman Islands, the Company is not subject to tax on income or capital gain.

The operating subsidiary Qingdao Renmin is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. Pursuant to FEIT Law, foreign invested enterprises (“FIEs”) are subject to FEIT at a state tax rate of 30% plus a local tax rate of 3% on PRC taxable income. FIEs are also entitled to be exempted from FEIT for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years, if they fall into the category of production-oriented enterprises with an operational period of more than 10 years in China. Qingdao Renmin started its tax holiday period on January 1, 2007, which will end on December 31, 2011.

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax (“CIT”) law, under which FIEs and domestic companies would be subject to CIT at a uniform rate of 25%. The new CIT law became effective on January 1, 2008. The grandfathering treatments for unutilized tax holiday are provided for certain qualified FIEs. For those FIEs which have already commenced their qualified tax holidays before 2008, they can continue to enjoy the remaining unutilized tax holidays until expiry. For those qualified old FIEs which have not commenced their tax holidays before 2008 due to cumulative losses, their tax holidays will be deemed to commence in 2008 and can be utilized until expiry. Currently, the Company does not believe that the new CIT law will affect the preferential tax treatments (i.e. the unutilized tax holiday) that it is entitled to. Accordingly, since January 1, 2009, the Company has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 12.5%, and for the year ended June 30, 2011 and 2010, the income tax expense was $491,054 and $837,281, respectively.

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NOTE 14 – INCOME TAXES (CONTINUED)

The Company’s provision for income taxes consists of:

	For the Years Ended June 30,
	2011	2010

Current- PRC	$491,054	$837,281
Deferred	-	-
Total provision for income taxes	$491,054	$837,281

A reconciliation of the provision for income taxes with amounts determined by applying the statutory income tax rate to income before income taxes is as follows:

	For the Years Ended June 30,
	2011	2010

Computed tax @ statutory rate of 12.5%	$155,207	$532,550
($1,241,652*12.5% and $4,260,399*12.5% for
June 30, 2011 and 2010, respectively)
Tax catch up for last year	97,978	56,292
Current year losses from PRC subsidiaries	30,165	32,104
Current year losses from U.S. parent holding
company not subject to PRC income taxes	207,704	216,335

Total provision for income taxes	$491,054	$837,281

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

NOTE 15 – EMPLOYEE WELFARE PLAN

The Company has established an employee welfare plan in accordance with Chinese laws and regulations. Full-time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits was $543,119 and $355,380 for the year ended June 30, 2011 and 2010, respectively.

NOTE 16 – RISK FACTORS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

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NOTE 17 - RISK OF CONCENTRATIONS AND CREDIT RISK

For the year ended June 30, 2011 and 2010, five vendors accounted for approximately 76% and 73% of the Company’s purchases, respectively. Total purchases from these vendors were $50,656,971 and $38,770,762 for the year ended June 30, 2011 and 2010, respectively.

For the year ended June 30, 2011 and 2010 and 2010, five customers accounted for approximately 57% and 54% of the Company’s revenue, respectively. Total sales to these customers were $39,962,862 and $30,333,456 for the year ended June 30, 2011 and 2010, respectively.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

NOTE 18 – SALE-LEASEBACK TRANSACTION ACCOUNTED FOR AS A FINANCING ARRANGEMENT

On November 27, 2009, the Company entered into three sale-leaseback arrangements with International Fareastern Leasing Co., Ltd and completed one of them for the refinancing of its printing equipment. The equipment with book value of approximately $3.4 million was sold for approximately $1.4 million. The other two went into effect in December 2010. The equipment with book value of approximately $2.4 million was sold for approximately $1.65 million. The cash received was used towards the original invoice amount. The transaction has been accounted for as a financing arrangement, wherein the equipment remains on the Company’s books and will continue to be depreciated.

The loss on the sale of the equipment was deferred and amortized over the remaining useful life of the leased assets as an increase of depreciation expense. For the years ended June 30, 2011 and 2010, the Company amortized $183,026 and $118,424, respectively of the deferred loss into depreciation expense. A financing obligation in the amount of $3.05 million, representing the proceeds, has been recorded under long-term debt in the Company’s Balance Sheet, and is being reduced based on payments under the lease.

The lease has a term of four years and requires minimum annual lease payments as follows:

Year Ending June 30	Amount
2012	$885,550
2013	885,550
2014	755,958
Total	$2,527,057

The Company has the option to purchase the equipment at the end of the lease term.

NOTE 19 – EARNINGS PER SHARE

The Company presents earnings per share (“EPS”) on a basic and diluted basis. Basic earnings per share have been computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing income available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities. All share and per share data have been adjusted retroactively to reflect the recapitalization of the Company pursuant to the Securities Exchange Agreement with Rx Staffing.

The Company uses two-class method to calculate the basic earnings per share. Under the two class method, net income is allocated between ordinary shares and other participating securities based on their respective participating rights. The Company’s Series A, Series B and Series C preferred shares are participating securities. In the event that any dividends are paid on our common stock, the holders of Series A, Series B and Series C preferred stock shall share with the holders of common stock on an as converted basis in such dividends. The 5,608,564 shares of Series A Preferred Stock are convertible into an aggregate of 11,217,128 shares of common stock. The 5,000,000 shares of Series B Preferred Stock are convertible into an aggregate of 8,333,333 shares of common stock.  The 12,000,000 shares of Series C Preferred Stock are convertible into an aggregate of 12,000,000 shares of common stock.

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NOTE 19 – EARNINGS PER SHARE (CONTINUED)

Basic EPS for the year ended June 30, 2011 was computed as follows:

Net income	$751,438
Less dividends paid to:
Common shareholders	-
Series A convertible preferred shareholders	-
Series B convertible preferred shareholders	-
Series C convertible preferred shareholders	-
Undistributed 2011 earnings	$751,438

Basic earnings per share amounts:

		Series A	Series B	Series C
	Common	convertible	convertible	convertible
	Stock	preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00	$0.00
Undistributed earnings	0.01	0.01	0.01	0.01
Totals	$0.01	$0.01	$0.01	$0.01

Diluted EPS for the year ended June 30, 2011 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$402,371	36,368,334	$0.01
Warrants	-	-	-
	402,371	36,368,334	$0.01
Series A preferred stock conversion	124,104	11,217,128	-
Series B preferred stock conversion	92,198	8,333,333	-
Series C preferred stock conversion	132,765	12,000,000	-
Diluted earnings for common stock	$751,438	67,918,795	$0.01

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Basic EPS for the year ended June 30, 2010 was computed as follows:

Net income	$3,423,569
Less dividends paid to:
Common shareholders	-
Series A convertible preferred shareholders	-
Series B convertible preferred shareholders	-
Series C convertible preferred shareholders	-
Undistributed 2010 earnings	$3,423,569

Basic earnings per share amounts:

		Series A	Series B	Series C
	Common	convertible	convertible	convertible
	Stock	preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00	$0.00
Undistributed earnings	0.06	0.12	0.10	0.04
Totals	$0.06	$0.12	$0.10	$0.04

NOTE 19 – EARNINGS PER SHARE (CONTINUED)

Diluted EPS for the year ended June 30, 2010 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$1,819,993	31,106,955	$0.06
Warrants	-	222,429	-
	1,819,993	31,329,384	$0.06
Series A preferred stock conversion	656,287	11,217,128	-
Series B preferred stock conversion	487,563	8,333,333	-
Series C preferred stock conversion	459,726	7,857,534	-
Diluted earnings for common stock	$3,423,569	58,737,379	$0.06

NOTE 20 – SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended June 30,
	2011	2010

Cash paid for interest	$616,405	$594,125
Cash paid for income taxes	$625,518	$850,888

NOTE 21 – SUBSEQUENT EVENTS

On July 20, 2011, Qingdao Renmin and Qingdao Jiexin Recycling Resources Technological Development Co. Ltd (“Qingdao Jiexin”), a PRC company, entered into a Merger Agreement, pursuant to which Qingdao Renmin will acquire 100% of Qingdao Jiexin’s shares for the consideration of RMB 5,000,000 (approximately USD $773,500) by Qingdao Renmin.

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MANAGEMENT DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and result of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of the other reports we file with the Securities and Exchange Commission. Actual results may differ materially from those contained in any forward-looking statements.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Jpak for the years ended June 30, 2011 and 2010 and for the three months ended September 30, 2011 and 2010 and should be read in conjunction with such financial statements and related notes included in this report.

Overview

We are engaged primarily in the development, manufacture and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, wine, sauces and other liquid foods and beverages in China. Since 2004, we have focused on research and development and we believe we are one of the largest and leading domestic suppliers of aseptic liquid food and beverage cartons in China. Our business is primarily focused in China, but we have begun exporting our manufacturing products to several foreign countries.

Company History

Our operations are conducted in China through Qingdao Renmin. Qingdao Renmin commenced operations in China in 1958 as a state-owned, traditional printing and packaging company. Management completed the buyout of 88.23% of the state-owned equity interest in 2004, and in the same year started the development of aseptic liquid food and beverage cartons which was launched in the China market in 2005.

On June 22, 2006, Jpak Group Co., Ltd (“Jpak Ltd.”) was incorporated in the Cayman Islands In September 2006, Jpak Ltd. completed the acquisition of 88.23% of the equity interest in Qingdao Renmin through Grand International, the 100% owned subsidiary of Jpak Ltd.. In July 2007, Grand International completed the acquisition of the remaining 11.77% of the state-owned equity interest and now owns 100% of the equity interest of Qingdao Renmin.

On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Ltd. and issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd., whereby Jpak Ltd. becomes a subsidiary of Rx Staffing. On the same day, Rx Staffing changed its corporate name to Jpak Group, Inc. (“Jpak”).

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (“Qingdao Likang”), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of December 31, 2010, approximately $7.1 million or 52.6% of total registered capital has been invested and the rest will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital injection.

Qingdao Jiexin Recycling Resources Technological Development Co., Ltd. (“Qingdao Jiexin”) was established on August 29, 2008, in the city of Qingdao, PRC. On July 20, 2011, Qingdao Renmin contributed RMB 5,000,000 (approximately $773,500) and acquired 100% interest in Qingdao Jiexin. As a result, Qingdao Jiexin became a wholly-owned subsidiary of Qingdao Renmin. The fair value of the identifiable assets acquired and liabilities assumed of $979,791 exceeded the fair value of the purchase price of the business of $773,500. As a result, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. Accordingly, the Company recognized a gain of $207,083 associated with the acquisition. The gain is included in the line item “Non-operating income” in the Consolidated Statements of Operations for the six months ended December 31, 2011. For the six months ended December 31, 2011, the Company consolidated the financial statements of Qingdao Jiexin and eliminated the intercompany transactions, including the RMB 5,000,000 (approximately $773,500) investment in Qingdao Jiexin.

Competitive environment

The market for packaging products is competitive. Our operations may be affected by technological advances of competitors, industry consolidation, competitive combination products and new information of marketed products or post-marketing surveillance.

Due to China’s new anti-monopoly laws, some of our larger competitors decreased the amounts of bundled products they offer, which may cause them to lower their prices. Because of the relatively high margin offered by the products in this sector, local suppliers continue to enter this space, thereby creating more competition.  As a result of growing competition, our sales prices and gross margin have been affected.

Strategy

Our growth strategy consists of consolidating our market leader position among domestic liquid food and beverage aseptic carton suppliers and pursuing expansion in the China market as well as selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

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·	Increasing output to further penetrate the China market;
·	Developing bundled packaging materials and liquid filling machines;
·	Increasing sales to selective Asian and other markets;
·	Partnering with top milk producers;
·	Establishing brand names and brand awareness; and
·	Enhancing the Company’s competitive advantages through R&D.

Research and Development

To maintain and expand our market share, our top priority is to achieve technology breakthroughs on SIG packages and self-developed filling equipment.

In October 2006, Qingdao Renmin invested in Qingdao Delikang Packing Machinery Co., Ltd., (“Qingdao Delikang”), a joint venture with Xi’an Heiniu Machinery, Co.. Qingdao Renmin is the 51% owner of Qingdao Delikang. The main business of this joint venture is to research and develop filling machines. Our first filling machine can run at approximately 12,000 packages output per hour. As disclosed in our Annual Report on Form 10-K/A for the year ended June 30, 2011, we finished testing this machine with one of our customers; however, the test results were unsatisfactory and we may need to send the machine back to the Xi’an Machinery for adjusting.   As this is our first filing machine, the testing and adjustments are necessary. Therefore, it may take longer than we originally expected for the machines to run as we planned.  The second filing machine was installed and began production in September 2011; we expect to start trial production by March 2012.

In addition, we are dedicated to developing packaging materials that can be used in the filling machines created by SIG. We have achieved technology breakthroughs with our two SIG packaging lines, which can produce packages for small customers.  In order to use SIG packaging lines to produce for big customers, we have been continuing on improving both quality and stability of these two new lines. We plan to add up to eight additional lines by 2014.  Management believes that these new SIG packaging lines will significantly increase our revenue and also provide relatively higher gross margins in the next several years.

Manufacturing, Sales and Marketing

We support commercialized products with manufacturing, sales and marketing efforts. We are also moving forward with additional investments to enhance our infrastructure and business, including capital expenditures for the new production machinery. Our current annual capacity is approximately 4.5 billion packs for normal packaging. Once SIG packaging proves its ability to produce packages in large batches, assuming funding is available, management plans to introduce up to eight more production lines with anticipated annual capacity of 80 million packs per line.

Management continually reviews the business, including manufacturing operations, to identify actions that will enhance long-term competitiveness. By continuously streamlining the management of the production processes and improving production efficiency, we decreased the scrap percentage and lowered our costs. Although our market share increased because of old and new customer development,   because of rising raw material prices and decreased sales prices, our profit margin is much smaller than before.

With the planning and construction of our new plant of Qingdao Likang, we anticipate that a new line for normal packs and four new lines for SIG packs will be put into production in April of 2012. As our finances permit, further expansion will be continued in the following two or three years which may increase our annual capacity to 8.0 billion packs per annum in total.

Results of Operations

The following table shows the results of operations of our business.

Comparison of the years ended June 30, 2011 and June 30, 2010

Year Ended June 30	2011	2010
Sales	$69,538,699	$56,141,659
Cost of sales	$58,176,381	$42,948,118
Gross profit	$11,362,318	$13,193,541
Selling, general and administrative expenses	$9,470,698	$8,785,252
Other income (expense)	$(649,968)	$(147,890)
Income taxes	$491,054	$837,281
Noncontrolling interest	$(840)	$(451)
Net income (loss)	$751,438	$3,423,569
Foreign currency translation adjustment	$1,643,276	$165,767
Comprehensive income (loss)	$2,394,714	$3,589,336

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Sales. Total sales were approximately $69.5 million for the fiscal year ended June 30, 2011 as compared with approximately $56.1 million for the fiscal year ended June 30, 2010, an increase of approximately $13.4 million, or 23.9%. The increase was mainly due to our continued sales and marketing efforts to locate and the new customers also contributed to the sales growth.  With our competitive pricing advantage, we have added 10 new domestic customers in this fiscal year which accounted for 0.46% of total revenue.

Cost of Sales. Cost of sales for the fiscal year ended June 30, 2011 was approximately $ 58.2 million, or 83.7% of sales, as compared with $42.9 million, or 76.5% of sales, for the fiscal year ended June 30, 2011. Our cost of sales is primarily composed of the costs of direct raw materials (mainly paper materials, polyethylene materials, aluminum materials, printing materials), labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. The increase of cost of sales as a percentage of sales by 7.2% was due to the purchase price escalation of major raw materials such as paper and plastic particles, which led to a narrower profit margin during this period. Our cost of sales may continue to rise as the global commodity prices move higher. We have no control over the cost of our major raw materials such as paper and plastic particles. Although we try to use material savings techniques to reduce the portion of cost of sales due to raw material costs, our efforts may be insignificant compared with the price increase of certain raw material.

Gross profit. As a result of increase in the percentage of cost of sales, gross profit margin for the fiscal year ended June 30, 2011 was approximately 16.3% as compared with 23.5% for the fiscal year ended June 30, 2010, a decrease of 7.2%.

Selling, general and administrative expenses. Selling, general and administrative expenses were approximately $9.5 million for the fiscal year ended June 30, 2011 as compared with approximately $8.8 million for the fiscal year ended June 30, 2010, an increase of approximately $0.7 million, or 8%. The increase was mainly due to the growing wages, social security and the welfare expenses by approximately $0.37 million and the additional expenses occurring to Likang amounted to approximately $0.33 million.

Income tax.  Income tax was approximately $0.5 million for the fiscal year ended June 30, 2011 as compared with approximately $0.8 million for the fiscal year of 2010, a decrease of approximately $0.3 million or 37.5% in accordance with the change of profit before tax.

Net income.  Net income was $0.8 million for the fiscal year ended June 30, 2011 as compared with net income of $3.4 million for the year ended June 30, 2010, a decrease of approximately $2.6 million, or 76.5%. The decrease in net income was primarily due to the increase of cost of sold and the slight rise of selling, general and administrative expenses this year.

Foreign currency translation adjustment.  Our reporting currency is the US dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and was a gain of $1,643,276 for the fiscal year ended June 30, 2011 compared with a gain of $165,767 for the year ended June 30, 2010. The balance sheet amounts with the exception of equity at June 30, 2011 were translated at RMB 6.4641 to US$1.00 as compared with RMB6.7889 to US$1.00 at June 30, 2010. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the fiscal year ended June 30, 2011 and 2010 were RMB 6.6173 and RMB6.8180 to US$1.00.

Comprehensive income. The comprehensive income, which adds the currency adjustment to net income, was approximately $2.4 million for the fiscal year ended June 30, 2011 as compared with $3.6 million for the fiscal year ended June 30, 2010, a decrease of approximately $1.2 million. The decrease of comprehensive income was mainly due to the decrease of our net income.

Liquidity and Capital Resources

	For the year ended June 30,
	2011	2010
Cash flow provided by (used in) operating activities	$1,404,402	$(2,544,328)
Cash flow used in investing activities	(9,658,340)	(3,415,551)
Cash flow provided by financing activities	7,384,577	9,161,798

As of June 30, 2011 we had working capital totaling approximately $20.5 million, including cash and cash equivalents of $5.6 million.

Net cash generated in operating activities was approximately $1.4 million for the fiscal year ended June 30, 2011. This net cash provided was primarily due to the increase of accounts payable by approximately $2.8 million as a result of the increase in the growing raw material prices. Net cash used in operating activities was $2.5 million for the fiscal year ended June 30, 2010.

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Net cash used in investing activities for the fiscal year ended June 30, 2011 totaled ($9.7) million and related primarily to the purchase and advanced payments for property and equipment for Qingdao Likang. Net cash used in investing activities for the fiscal year ended June 30, 2010 totaled ($3.4) million and also related primarily to the purchase of property and equipment.

Net cash generated in financing activities for the fiscal year ended June 30, 2011 was $7.4 million and related primarily to: 1) Issuance of trade notes payable amounted to $7.4 million; 2) a contracted sale-lease back financing amounted to $0.8 million; and 3) proceeds from additional borrowings from employees amounted to $6.8 million. Net generated in financing activities for the fiscal year ended June 30, 2010 was $9.2 million and was related primarily to the increase of proceeds from bank loan, sale-lease back financing and employees, reduction of trade notes payable and repayment of borrowings from employees during the year.

 Borrowings and Credit Facilities

We have entered into several loan agreements with our primary lenders, Qingdao City Commercial Bank, with which we have term loans. The short-term bank borrowings outstanding as of June 30, 2011 and 2010 were approximately $3.1 million and $2.9 million, each loan born an average interest rate of 6.1005% per annum. Secured by properties and equipment of Qindao Renmin, the loan agreements have one-year terms, contain customary affirmative and negative covenants and will expire in January 2012. As of June 30, 2011, we were in material compliance with the terms of our loan agreements. The current borrowings will probably extend after expiration in consideration of the capital demand from our company.

On April 28, 2011, the subsidiary of the company, Likang entered into one long-term loan agreement with Bank of Qingdao. The long-term loan borrowing outstanding from Bank of Qingdao were approximately $6.2 million and born an average interest rate 7.6475% in the first year. The loan agreements have 5-year terms, contain customary affirmative and negative covenants and will expire in April 28, 2016.

Capital Commitment

On August 12, 2010, Qingdao Likang, our indirectly owned subsidiary, entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50 years use rights for a parcel of land with an area of approximately 65,064 square meters in Qingdao for a consideration of RMB19,909,553 (US$2,928,700). Qingdao Likang has started building a new plant on the land and the construction is estimated to be completed by June, 2011.

The agreement also included provisions that require total investment for the project no less than RMB242.1 million (US$35.66 million) before August 12, 2013 with a conditional one-year extension. The amount of total investment refers to the amount of capital that will be spent in the construction and operations of the plant. It includes not only the registered capital, but also future borrowings such as bank loans.

Off-Balance Sheet Arrangements

On July 20, 2011, Qingdao Renmin and Qingdao Jiexin Recycling Resources Technological Development Co. Ltd (“Qingdao Jiexin”), a PRC company, entered into a Merger Agreement, pursuant to which Qingdao Renmin is acquired 100% of Qingdao Jiexin’s shares for the consideration of RMB 5,000,000 (approximately USD $773,500) by Qingdao Renmin.

Comparison of the three months ended December 31 , 2011 and 2010

Three Months Ended December 31	2011	2010
Sales	$19,686,287	$16,658,221
Cost of sales	$17,077,534	$13,774,638
Gross profit	$2,608,753	$2,883,583
Selling, general and administrative expenses	$2,285,353	$3,307,261
Other (expense)	$(134,564)	$(130,683)
Income taxes	$49,912	$125,906
Noncontrolling interest	$(87)	$(37)
Net income (loss) attributable to Jpak Group, Inc.	$139,011	$(680,267)
Foreign currency translation adjustment	$195,463	$456,780
Comprehensive income (loss)	$334,474	$(223,450)

Sales. Total sales were approximately $19.7 million for the three months ended December 31 2011 as compared with approximately $16.7 million for the three months ended December 31, 2010, a significant increase of approximately $3 million, or 18%.  The increase was mainly due to our continued sales and marketing efforts to locate new customers who contributed to the sales growth. With our competitive pricing advantage, we have added 4new domestic customers in this quarter which accounted for 1.2% of total revenue. Although the total sales volume increased largely in this period, our profit margin decreased because the sale prices of our products decreased.

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Cost of Sales. Cost of sales for the three months ended December 31, 2011 was approximately $17.1 million, or 86.8 % of sales, as compared with $13.8 million, or 82.7% of sales, for the three months ended December 31, 2010, an increase of approximately $3.3 million or 5%. Our cost of sales is primarily composed of the costs of direct raw materials (mainly paper materials, polyethylene materials, aluminum materials, printing materials), labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. The increase of cost of sales as a percentage of sales by 4.1% was due to decreased product prices. I As the fierce competition in the packaging industrial, we have to drop the sale prices in order to keep the market shares.

Gross profit. The gross profit margin for the three months ended December 31, 2011 was approximately 13.2 % as compared with 17.3% for the three months ended December 31, 2010, a decrease of 4.1%. The decrease was caused by ecreased sales price of our products. In order to maintain and expand our market shares in this competitive packing industry, we have to drop the sale prices to keep old customers and attract new customers. With the improved production technology, we expected the gross margin would increase slightly.

Selling, general and administrative expenses. Selling, general and administrative expenses were approximately $2.3 million for the three months ended December 31, 2011 as compared with approximately $3.3 million for the three months ended December 31, 2010.  Although the sales increase sharply, the company decreases the management members’ salaries temporarily to reduce the administrative expenses.

Income tax.   Income tax was approximately $0.05 million for the three months ended December 31, 2011 as compared with approximately $0.13 million for the three months ended December 31, 2010 in accordance with the change of profit before tax.

Foreign currency translation adjustment.   Our reporting currency is the US dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and was a gain of $ 195,463 for the three months ended December 31, 2011 compared with a gain of $ 456,780 for the three months ended December 31, 2010. The balance sheet amounts with the exception of equity at December 31, 2011 were translated at RMB 6.35324 to US $1.00 as compared with RMB 6.5920 to US$1.00 at December 31, 2010. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the three months ended December 31, 2011and 2010 were RMB 6.35364 and RMB6.6483 to US$1.00.

Comprehensive income. The comprehensive income, which adds the currency adjustment to net income, was $0.34 million for the three months ended December 31,2011 as compared with $ (0.22) million for the three months ended December 31, 2010. The increase of comprehensive income was mainly due to the large increase of our net income.

Liquidity and Capital Resources

	For the three months ended December 31,
	2011	2010
Cash flow provided by operating activities	$4,908,099	$644,331
Cash flow used in investing activities	(7,291,131)	(6,676,852)
Cash flow provided by (used in) financing activities	(629,739)	1,677,302)

As of December 31, 2011, we had working capital totaling approximately $15.6 million, including cash and cash equivalents of $2.6 million.

Net cash provided by operating activities was approximately $4.9 million for the six months ended December 31, 2011. This net cash provided was primarily due to the increase of accounts payable balances by approximately $4.1 million. Net cash generated in operating activities was $0.6 million for the six months ended December 31, 2010 due to the increase of accounts payable balances by approximately $0.8 million.

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Net cash used in investing activities for the six months ended December 31, 2011 totaled $7.3 million and related primarily to the purchase property and consideration for acquisition of Jiexin, a subsidiary. Net cash used in investing activities for the six months ended December 31, 2010 totaled $6.7 million, related primarily to the purchase and advanced payments for property and equipment and the consideration paid for a land use right of Qingdao Likang.

Net cash used in financing activities for the six months ended December 31, 2011 was $0.6 million and was primarily related to the increase of due from factor. Net cash provided by financing activities for the six months ended December 31, 2010 was $1.7 million and was related primarily to theproceeds from long-term debt.

Borrowings and Credit Facilities

We have entered into several loan agreements with our primary lenders, Qingdao City Commercial Bank, with which we have term loans. The short-term bank borrowings outstanding as of December 31 , 2011 and 2010 were approximately $3.1 million and $3.0 million, respectively. The loan borrowed in 2011 bore an average interest rate of 6.1005% per annum, and borrowed in 2010 bore an average interest rate of 5.31% per annum. Secured by properties and equipment of Qindao Renmin, the loan agreements have one-year terms, contain customary affirmative and negative covenants and will expire in January 2012. As of December 31 , 2011, we were in material compliance with the terms of our loan agreements. The current borrowings will probably extend after expiration in consideration of the capital demand from our company.

On April 28, 2011, the subsidiary of the company, Likang entered into one long-term loan with the Bank of Qingdao for approximately $6.2 million with an average interest rate 7.6475% in the first year. The loan agreement has a 5-year term, contains customary affirmative and negative covenants and will expire in April 28, 2016.

Capital Commitment

On August 12, 2010, Qingdao Likang, our indirectly owned subsidiary, entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50-year use right for a parcel of land in Qingdao with an area of approximately 65,064 square meters. Qingdao Likang has paid the consideration and started building a new plant on the land and the construction is estimated to be completed by March 2012.

The agreement also included provisions that requires total investments for the project of not less than RMB242.1 million (US$35.66 million) before August 12, 2013 with a conditional one-year extension. The amount of total investment refers to the amount of capital that will be spent in the construction and operations of the plant. It includes not only the registered capital, but also future borrowings such as bank loans and funds from the potential investors.

Critical Accounting Policies and Estimates

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2011 for disclosures regarding Jpak’s critical accounting policies and estimates.  The interim financial statements follow the same accounting policies and methods of computations as those for the year ended June 30, 2011.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not changed, nor had any disagreements with our accountants regarding our accounting or financial disclosure in the last two fiscal years.

Directors and Executive Officers

The following table represents our officers and directors as of December 16, 2011.   On May 9, 2011, we appointed Yongbo (Esther) Wang as our Chief Financial Officer; Dongliang (Frank) Su resigned as the Acting Chief Financial Officer on that same date, although he will maintain his position as one of our financial advisors. Mr. Su tendered his resignation voluntarily and not as a result of any dispute or disagreement with us. Ms. Wang is not related to any of our directors or executive officers and is not involved in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.    We appointed Ms. Wang as part of our efforts to ensure the proper interpretation of accounting issues in the future and avoid future restatements of our financial statements.  We believe that Ms. Wang’s experience will benefit us greatly and assist us to maintain adequate controls and procedures, as well as accurately prepare our financial statements. There are no family relationships among our officers and directors.

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Name	Age	Position

Yijun Wang	60	Chairman of the Board of Directors, Chief Executive Officer and President

Yongbo (Esther) Wang	39	Chief Financial Officer

Qingjun Yang	56	Director and President (Qingdao Renmin)

Huatian Sha	55	Director, Secretary and Vice President of Accounting (Qingdao Renmin)

Ming Qi	47	Director and Vice President of Sales (Qingdao Renmin)

Wenjie Li	63	Director

Yuanbo Wang	54	Vice President of Technology (Qingdao Renmin)

Ligui Jiao	52	Vice President of Manufacturing (Qingdao Renmin)

Mr. Yijun Wang, the Chairman of the Board and Chief Executive Officer and President. Mr. Wang is our current President and Chairman of the Board of Directors. He has over 30 years of working experience in corporate management, product development, manufacturing and operations, technology management as well as government relations. He has been with Qingdao Renmin and served as CEO since 1984. Prior to joining Qingdao Renmin, Mr. Wang served in several technical management positions at Qingdao Light Industrial Co., Ltd. He has received numerous government and industry awards and distinctions, among them the “Outstanding Corporate Executive - Qingdao”; and “National Top Executive in Packaging Industry”. Mr. Wang is a certified Senior Economist and a certified Senior Mechanical and Electrical Engineer. He graduated from Nanjing Machinery and Electrical Institute, Qingdao Light Industrial Management School, and National Economic Council University.

During the last five years, Mr. Wang did not hold directorship in any other public companies. During the past 10 years, Mr. Wang has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Ms. Yongbo (Esther) Wang, Chief Financial Officer. Ms. Wang has been serving as the Executive Assistant of our operating subsidiary, Qingdao Renmin Printing Co, Ltd. since February 2008. Ms. Wang has over 6 years of extensive experience in international business, corporate and financial accounting. Prior to joining Qingdao Renmin in 2006, she was Accountant Manager at Qingdao MingCai Limited Company. Ms. Wang received a bachelor degree in Accounting and International Business from New Zealand Lincoln University.

Mr. Qingjun Yang, Director. Mr. Yang is a Director and he serves as President of Qingdao Renmin and also leads the Marketing and Sales Division. He has been with Qingdao Renmin for over 30 years, starting as a technical manager on the production line and ultimately becoming the President in 2001. Mr. Yang is experienced in technical management, marketing and sales, distribution management, product development as well as manufacturing and operations. Mr. Yang has received several government and industry awards and distinctions, including the “Top Packaging Executive in Shandong Province - 2005”. He has completed several technical and management courses at Beijing Printing Institute, Ministry of Light Industry Management School, and Qinghua University. Mr. Yang received his bachelor degree in Mechanical Engineering from Qingdao Zhigong University.

During the last five years, Mr. Yang did not hold directorship in any other public companies. During the past 10 years, Mr. Yang has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Huatian Sha, Director, Secretary and Vice President of Accounting (Qingdao Renmin). Mr. Sha is a Direcotr and our Secretary. As Vice President of Accounting (Qindgao Renmin), he is responsible for Qingdao Renmin’s finance and accounting operations. He has more than 30 years of extensive experience in finance and accounting, operations management and technical management. Prior to joining Qingdao Renmin, Mr. Sha served various operations and accounting management positions at Xinhe Cultural and Sporting Co., Ltd., Qingdao State Holding Co., Ltd, and Qingdao Sewing Machinery Co., Ltd. Mr. Sha graduated from Shandong Mechanical and Industry College and Qingdao State Management School.

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During the last five years, Mr. Sha did not hold directorship in any other public companies. During the past 10 years, Mr. Sha has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Ming Qi, Director and Vice President of Sales (Qingdao Renmin). Mr. Qi is a Director and Vice President of Sales (Qingdao Renmin). He has over 20 years of extensive experience in corporate and financial management, international trade and export management, manufacturing and operations, sales and marketing. Prior to joining Qingdao Renmin, he was General Manager at a Qingdao food process plant of Zhengda Group and served senior management positions at several Qingdao based companies. Mr. Qi received bachelor degree in Mechanical Engineering from Shandong University.

During the last five years, Mr. Qi did not hold directorship in any other public companies. During the past 10 years, Mr. Qi has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Wenjie Li, Director. Mr. Li serves as a Director. He was a civil servant in Qingdao Administration of Work Safety and Deputy Division Director in Qingdao Economic Commission in China before joining the Company. Prior to that, Mr. Li was an engineer for twenty years in a company manufacturing apparatus in Qingdao. Mr. Li received a Bachelor of Laws degree from Qingdao University.

During the last five years, Mr. Li did not hold directorship in any other public companies. During the past 10 years, Mr. Li has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Mr. Yuanbo Wang, Vice President of Technology (Qindgao Renmin). Mr. Wang is the Vice President of Technology (Qindgao Renmin) and is responsible for our research and development, quality assurance and equipment management. He has 35 years of extensive experience in product design and formulation, production process and equipment research, development and optimization as well as quality assurance and control. Prior to joining Qingdao Renmin, Mr. Wang served as Vice President at Qingdao Sensitization Material Co., Ltd. and Operations Manager at Qingdao Carpet Co., Ltd. He received bachelor degree in Mechanical Engineering from Shandong Chemical Engineering University.

Mr. Ligui Jiao, Vice President of Manufacturing (Qindgao Renmin). Mr. Jiao is the Vice President of Manufacturing (Qindgao Renmin) and is responsible for our manufacturing, inventory and material management operations. He has over 30 years of working experience in production planning, production management, inventory control, and material management as well as manufacturing resource planning applications. Prior to joining Qingdao Renmin, Mr. Jiao served in various equipment and manufacturing management positions at Qingdao Textile Electronics Equipment Co., Ltd. Mr. Jiao graduated from Qingdao Zhigong University in Mechanical and Process Engineering and Shandong Electrical and Industry College in Economics and Management.

Corporate Governance

Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters; the board of directors is a company’s governing body, responsible for hiring, overseeing, and evaluating management, particularly the chief executive officer; and management runs a company’s day-to-day operations. Our Board of Directors currently consists of five seats.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors maintains a structure with the Chief Executive Officer of the Company holding the position as Chairman of the Board of Directors. Due to our lack of operations and size prior to the Share Exchange, we do not have an Audit Committee or any other separate committees, discussed further below.

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The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board believes that there is no one best leadership structure model that is most effective in all circumstances and retains the authority to separate the position of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and the best interests of our shareholders.

 The Board of Directors utilizes a leadership structure that has the Chief Executive Officer (who is the Corporation’s principal executive officer and a director) who also acts in the capacity as Board Chairman, without a designated independent lead director. This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works more directly with those preparing the necessary board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure and, based upon Mr. Wang’s more than 30 years of leadership, Mr. Wang’s continuation in the combined role of the Chairman and Chief Executive Officer is in the best interests of the shareholders.

The Company believes that this structure is appropriate and allows for efficient and effective oversight, given the Company’s relatively small size (both in terms of number of employees and in scope of operational activities directly conducted by the Company), its corporate strategy and its focus on research and development. The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and, as needed, other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE-Amex. The board of directors also will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

We are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “JPAK” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any separate committees during fiscal 2010; all functions of a nominating committee, audit committee and compensation committee were performed by our whole board of directors.  Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges as necessary. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert.”

Code of ethics

The Company has always encouraged its employees, including officers and directors to conduct business in an honest and ethical manner.  Additionally, it has always been our policy to comply with all applicable laws and provide accurate and timely disclosure. We currently do not have a formal written code of ethics, but intend to adopt a formal written code of ethics in the 2012 fiscal year.

Our code of ethics will apply to all employees, including all directors and officers and will be designed to deter wrongdoing and promote honest and ethical conduct and compliance with applicable laws and regulations.  The code will also incorporate our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the Securities and Exchange Commission and other public communications.  Our code of ethics will be posed on our website as soon as is practicable.  Any future changes or amendments to our code of ethics, and any waiver of our code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Principal Accounting Officer, will also be posted on our website when applicable.

Summary Compensation Table

The following table sets forth the compensation we have paid to our chief executive officer and chief financial officer and to all other executive officers for services rendered during the last two fiscal years. In reviewing the table, please note that:

•	The compensation amounts paid to Yijun Wang reflects compensation paid to him by the operating subsidiaries of Jpak during the reported periods; and

•	No officer earned more than $200,000 per annum

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)
Yijun Wang Chief Executive Officer	2011	120,000	0	0	359,672
Yijun Wang Chief Executive Officer	2010	200,000	0	0	0
Ming Qi (1) Vice President of Sales (Qingdao Renmin)	2011	90,000	0	0	119,891
Ming Qi (1) Vice President of Sales (Qingdao Renmin)	2010	140,000	0	0	0
Dongliang (Frank) Su Acting Chief Financial Officer (2)	2011	45,000	0	0	0
Dongliang (Frank) Su Acting Chief Financial Officer	2010	115,000	0	0	0
Yongbo Wang (3) Chief Financial Officer	2011	20,000	0	0	0
Yongbo Wang (3) Chief Financial Officer	2010	0	0	0	0

Huatian Sha Director, Secretary and Vice President of Accounting (Qingdao Renmin)	2011	40,000	0	0	59,945
Huatian Sha Director, Secretary and Vice President of Accounting (Qingdao Renmin)	2010	120,000	0	0	0
Qingjun Yang Director and President	2011	90,000	0	0	179,836
Qingjun Yang Director and President	2010	160,000	0	0	0

Name and Principal Position	Year	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(g)	(h)	(i)	(j)
Yijun Wang Chief Executive Officer	2011	0	0	0	479,672
Yijun Wang Chief Executive Officer	2010	0	0	0	200,000
Ming Qi Vice President of Sales (Qingdao Renmin)	2011	0	0	0	209,891
Ming Qi Vice President of Sales (Qingdao Renmin)	2010	0	0	0	140,000
Dongliang (Frank) Su Acting Chief Financial Officer	2011	0	0	0	45,000

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Dongliang (Frank) Su Acting Chief Financial Officer	2010	0	0	0	72,000
Yongbo Wang (3) Chief Financial Officer	2011	0	0	0	20,000
Yongbo Wang (3) Chief Financial Officer	2010	0	0	0	0
Huatian Sha Director, Secretary and Vice President of Accounting (Qingdao Renmin)	2011	0	0	0	99,945
Huatian Sha Director, Secretary and Vice President of Accounting (Qingdao Renmin)	2010	0	0	0	120,000
Qingjun Yang Director and President	2011	0	0	0	269,836
Qingjun Yang Director and President	2010	0	0	0	160,000

* Yongbo (Esther) Wang was appointed by the Board of Directors as our Chief Financial Officer on May 9, 2011. The first-year compensation for Ms. Wang as the Chief Financial Officer will be $27,000.

(1)     Ming Qi is a Director of Jpak and Vice President of Sales of Qingdao Renmin, and served as our Chief Financial Officer from January 2007 until May 2008.

(2)     Frank Su served as our Acting Chief Financial Officer from May 2008 to May 2011. Frank’s compensation included costs incurred for his assistant, who worked mainly on Jpak’s Sarbanes-Oxley Section 404 compliance project. The market value of the 200,000 shares issued to Frank was $20,000 at the date of issuance.  As of May 9, 2011, Mr. Dongliang Su resigned as our Acting Chief Financial Officer. Mr. Su tendered his resignation voluntarily and not as a result of any dispute or disagreement between us and him.

(3)     On May 9, 2011, our Board of Directors appointed Ms. Yongbo Wang as Chief Financial Officer.

Potential Payments upon Termination

Yijun Wang, our Chief Executive Officer, and Yongbo (Esther) Wang, our Chief Financial Officer, have waived all payments and benefits upon termination of their employment.

After we have negotiated the termination of the contract with the applicable employee, the employee shall be provided with a compensation subsidy as per relevant national, provincial and municipal regulations. We do not have any other policies, agreements or arrangements regarding potential payments upon termination of employment.

Outstanding Equity Awards at Fiscal Year-End

On December 15, 2010, the Board of Directors approved the Company’s 2010 Equity Incentive Plan (the “Plan”) to authorize 4,000,000 shares for issuance under equity incentive awards, effective December 15, 2010. On December 15, 2010, the Company granted five years options to purchase up to 3,600,000 shares of the common stock of the Company at the exercise price of 0.20 per share to 4 of its key employees under the Plan as set forth in the table below:

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			Equity Incentive
			Plan Awards:
	Number of	Equity Incentive	Number of
	Securities	Plan Awards:	Securities
	Underlying	Number of	Underlying
	Unexercised	Securities	Unexercised	Option	Option
	Options (#)	Underlying	Unearned	Exercise	Expiration
Name (a)	Exercisable (b)	Unexercised (c)	Options (#) (d)	Price ($/Sh) (e)	Date (f)

Yijun Wang	1,800,000	—	—	$0.20	12/15/2015
		—	—
Qingjun Yang	900,000	—	—	$0.20	12/15/2015
		—	—
Ming Qi	600,000		—	$0.20	12/15/2015
			—
Huatian Sha	300,000		—	$0.20	12/15/2015

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(g)	(h)	(i)	(j)
Yijun Wang	0	0	0	0
Qingjun Yang	0	0	0	0
Ming Qi	0	0	0	0
Huatian Sha	0	0	0	0

Compensation of Directors

Other than the payment of $18,000 per annum to Wenjie Li, our independent director, we have not paid our directors any compensation, nor have we paid any fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings, but such amount shall not exceed $5,000.

Limitation on Liability and Indemnification Matters

Article X of our Articles of Incorporation provide that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated. The corporation shall advance or reimburse reasonable expenses incurred by this individual without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The information below indicates:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock or our issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock;
•	each of our directors, executive officers and nominees to become directors; and
•	all directors and executive officers as a group.

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As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of  March 5, 2012 , we have 36,368,334 shares of common stock outstanding; 5,608,564 shares of Series A Preferred Stock outstanding, which convert into 11,217,128 shares of common stock; 5,000,000 shares of Series B Preferred Stock outstanding, which convert into 8,333,333 shares of common stock; and 12,000,000 shares of Series C Preferred Stock outstanding, which convert into 12,000,000 shares of common stock. Each holder of Series A and Series B Preferred Stock are entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis up to 9.99% of (A) the Common Stock issuable upon conversion of the Series A and Series B Preferred Stock held by such holder, plus (B) all other shares of Common Stock beneficially owned by the holder at such time.  However, based upon the terms of the preferred stock , the holders thereof may not convert such securities if on any date, such holder would be deemed the beneficial owner of either more than 4.9% or 9.9%, depending upon the holder’s specific cap, of the then outstanding shares of our common stock.  See “Description of Securities.” Accordingly, the column entitled “Percent of Class” represents the total voting power that a shareholder possesses based on his/her current holdings, taking the ownership cap into account.  In regards to the Series C Preferred Stock, except with respect to transactions upon which such Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock does not have any voting rights.  Additionally, based upon the terms of the Series C Preferred Stock, the holders thereof may not convert such securities if on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock.  See “Description of Securities.”

Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock, Series A, Series B and Series C Preferred Stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership at any time within 60 days after December 16, 2011. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address*	Amount and Nature of beneficial ownership (1)	Percent of Class (1)
Joyrich Group Limited (2)	17,023,700	25.06%
Fabregas Group Limited (3)	3,163,188	4.66%
Vision Opportunity Master Fund (4)	10,309,782 (4)	15.18% (4)
Vision Capital Advantage Fund (5)	3,047,115 (5)	4.49% (5)
QVT Financial LP (6)	13,356,898 (7)	19.67% (7)
Lee Wah Investments Limited (8)	16,200,000 (9)	23.85%
Yijun Wang	—	—
Yongbo (Esther) Wang	—	—
Qingjun Yang	—	—
Huatian Sha	—	—
Ming Qi	—	—
Yuanbo Wang	—	—
Ligui Jiao	—	—
Brian Pak Lun Mok (10)	20,186,888 (10)	29.72%
All executive officers and directors as a group (seven persons)	0	0%

* The address for the officers and directors is 15 Xinghua Road, Qingdao, Shandong Province, the People’s Republic of China, (86-532) 8461 6387.

(1)   The numbers are based on 67,918,795 shares of common stock, which represents the number of shares of common stock and preferred stock, on an as converted basis, currently outstanding. All Percentages have been rounded up to the nearest one hundredth of one percent and such percentage is based upon the amount of outstanding our common stock and preferred stock, on an as converted basis.  The percentage assumes in the case of each shareholder listed in the above list that all warrants or options held by such shareholder that are exercisable currently or within 60 days were fully exercised by such shareholder, without the exercise of any warrants or options held by any other shareholders.

(2)   Joyrich Group Limited (“Joyrich”) is a BVI company of which Brian Pak Lun Mok is the sole shareholder and has sole voting and dispositive power over these shares. Joyrich currently owns 17,023,700 shares of common stock.

(3)   Fabregas Group Limited (“Fabregas”) is a BVI company of which Brian Pak Lun Mok is the sole shareholder and has sole voting and dispositive power over these shares. Fabregas currently owns 3,163,188 shares of common stock.

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(4)   The investment manager for Vision Opportunity Master Fund, Ltd. (“VOMF”) is Vision Capital Advisors, LLC (“VCA”). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA’s Senior Managing Member and the portfolio manager of VOMF and VCAF. Each of VCA and Adam Benowitz disclaim beneficial ownership of these shares.  VOMF currently owns 2,164,540 shares of Series A Preferred Stock (convertible into 4,329,080 shares of common stock), 1,929,674 shares of Series B Preferred Stock (convertible into 3,216,124 shares of common stock) and 2,764,579 shares of common stock, the sum of which is 15.18% of 67,918,795 shares of common stock. However, VOMF’s beneficial ownership is subject to a 4.9% ownership Cap.

 (5)    The investment manager for Vision Capital Advantage Fund, LP (“VCAF”) is Vision Capital Advisors, LLC (“VCA”). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA’s Senior Managing Member and the portfolio manager of VOMF and VCAF. Each of VCA and Adam Benowitz disclaim beneficial ownership of these shares. VCAF currently owns 639,742 shares of Series A Preferred Stock (convertible into 1,279,484 shares of common stock), 570,326 shares of Series B Preferred Stock (convertible into 950,543 shares of common stock) and 817,088 shares of common stock, the sum of which is 4.49% of 67,918,795 shares of common stock.

(6)   QVT Financial LP is the investment manager to QVT Fund LP and Quintessence Fund L.P., and as such, has the power to direct the vote and disposition of the Common Stock held by QVT Fund LP and Quintessence Fund L.P.  Accordingly, QVT Financial LP may be deemed to beneficially own the shares held by QVT Fund LP and Quintessence Fund L.P.  QVT Financial GP LLC, as the general partner of QVT Financial LP, may be deemed to beneficially own the shares of Common Stock owned by QVT Financial LP.  QVT Associates GP LLC, as the general partner of QVT Fund LP and Quintessence Fund L.P., may be deemed to beneficially own the shares held by QVT Fund LP and Quintessence Fund L.P.

(7)   QVT Financial LP currently owns 2,804,282 shares of Series A Preferred Stock (convertible into 5,608,564 shares of common stock), 2,500,000 shares of Series B Preferred Stock (convertible into 4,166,667 shares of common stock) and 3,581,667 shares of common stock, the sum of which is 19.67% of 67,918,795 shares of common stock. However, QVT’s beneficial ownership is subject to a 9.9% ownership cap.

(8)   Lee Wah Investments Limited is a Hong Kong company of which Xuebin Zhang is the sole shareholder and director. Mr. Zhang has sole voting and dispositive power over these shares.

(9)   Lee Wah currently owns 12,000,000 shares of Series C Preferred Stock (convertible into 12,000,000 shares of common stock) and 4,200,000 shares of common stock, the sum of which is 23.85% of 67,918,795 shares of common stock. However, Lee Wah’s beneficial ownership is subject to a 9.99% ownership Cap.

(10)   Brian Pak Lun Mok has sole voting and dispositive power over the shares of common stock beneficially owned by Joyrich Group Limited and Fabregas Group Limited, which own 17,023,700 shares and 3,163,188 shares of our common stock, respectively. Therefore, Mr. Mok currently owns a total number of 20,186,888 shares, which represent 29.72% of all issued and outstanding shares of our common stock. See footnotes (1) through (2).

Transactions With Related Persons, Promoters And Certain Control Persons

We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

Reorganization of Qingdao Renmin

On August 21, 2006, Grand International entered into a sales and purchase agreement with three of the then-existing five shareholders (the “Original Shareholders”) of Qingdao Renmin, pursuant to which Grand International purchased 88.23% of the equity interest in Qingdao Renmin. The total purchase consideration was RMB 40,999,000 which was determined based upon the net asset value of Qingdao Renmin as of August 21, 2006. On September 5, 2006, this transfer was approved by the Qingdao Municipal Bureau of Foreign Trade and Economic Cooperation, and the registration with the Qingdao State Administration for Industry and Commerce was completed on December 7, 2006. As a result of this transfer, Grand International acquired an 88.23% equity interest in Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin.

On May 31, 2007, Joyrich Group Limited and Fabregas Group Limited, two of our principal shareholders, issued stock options to the executives and management team of Qingdao Renmin pursuant to which such persons will be entitled to acquire shares of Joyrich Group Limited and Fabregas Group Limited. Under the terms of the options, such person will have the right to purchase 100% of the outstanding capital stock of Joyrich Group Limited and 43.65% of the outstanding capital stock of Fabregas Group Limited. These options may be exercised in accordance with the following schedule: 50% of the shares subject to these options shall vest when the performance target on Qingdao Remin’s gross revenue set forth in the terms of the options has been fulfilled and the Share Exchange (as defined below) has been completed; 25% of the shares subject to these options shall vest on September 30, 2007 and the remaining 25% of the shares subject to these options shall vest on December 31, 2007.

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2009 Financing

On November 3, 2009, we entered into a Securities Purchase Agreement with one investor. Pursuant to the Purchase Agreement, we issued and sold to the Investor 12,000,000 units of our securities at a price of $0.50 per unit and we received net proceeds of $5,916,500 (the “2009 Financing”). Each unit consists of (i) one (1) share of our Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock, and (ii) a one-half Series E Warrant and one-half Series F Warrant.  Each whole Series E Warrant may be exercised to purchase one share of common stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of common stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the Offering, we paid $30,000 to Tripoint Global Equities, LLC, who acted as placement agent in the Offering.

In connection with the 2009 Financing, we also entered into a Registration Rights Agreement with the Investor (the “2009 RRA”). Under the 2009 RRA, we were required to prepare and file a registration statement (the “2009 Registration Statement”) for the resale of the common stock issuable to the Investor upon conversion of the Preferred Shares and upon exercise of the Warrants before December 3, 2009 (and to use our best efforts to have the registration statement declared effective by May 2, 2010 (or June 1, 2010 in the event the Registration Statement received a “full review” by the Commission). The registration statement was declared effective on February 5, 2010.

Share Exchange

On August 9, 2007, we entered into and consummated the transactions contemplated under a Securities Exchange Agreement, pursuant to which all the shares of Jpak were transferred to us and Jpak became our wholly-owned subsidiary and at the same time the shareholders of Jpak were issued 23,005,000 shares of our common stock, which represented 64.4% of all the issued and outstanding shares of our common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the Financing.

 Registration Rights Agreement

On August 9, 2007, we entered into a Registration Rights Agreement with the Investors (the “2007 Investor RRA”). Under the 2007 Investor RRA, we are required to prepare and file a registration statement for the sale of the common stock issuable to the Investors under the Series A Preferred Stock and the Series A and Series B Warrants and to use our best efforts to cause, and to maintain, the effectiveness of the registration statement. We are subject to certain monetary obligations if this registration statement is not declared effective by the effective date specified in the 2007 Investor RRA. The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.  The 2007 Investor RRA provides for specific registration procedures if the SEC issues a Rule 415 comment.  Since we received a Rule 415 comment, we are required to register a certain number of shares of common stock underlying the Series A Preferred Stock in this registration statement; subsequent registration statements will be filed to register the rest of the common stock underlying the preferred stock and warrants.  Each such subsequent registration statement must be declared effective by the earlier of (A) the 90th day following the filing date of such Registration Statement (or in the event such Registration Statement is reviewed by the Commission, the one hundred twentieth (120th) day following such filing date) or (B) 5 business days after SEC has no more comments. We do not have any monetary obligations for any securities that were not permitted to be included in a registration statement because of the SEC’s application of Rule 415 until such time as such securities are required to be filed pursuant to the 2007 Investor RRA.  In such case, the liquidated damages shall be calculated to only apply to the percentage of securities which are permitted by the Commission to be included in the Registration Statement.

Under the 2007 Investor RRA, the shareholders of Jpak were granted piggyback registration rights with respect to the registration statement to be filed under the 2007 Investor RRA for 15,805,000 shares of common stock.

On November 3, 2009, we entered into a Registration Rights Agreement with one investor (the “2009 Investor RRA”), pursuant to which we are required to prepare and file a registration statement for the resale of the Common Stock issuable to the purchaser upon conversion of the preferred stock and upon exercise of the warrants issued to him, before December 3, 2009 and to use our best efforts to cause the effectiveness of such registration statement which is no later than the earlier of (a) the date which is within three (3) business days after the date on which the Securities and Exchange Commission informs the Company (i) that the Commission will not review the Registration Statement, or (ii) that the Company may request the acceleration of the effectiveness of the registration statement, or (b) the 150th day following the filing date of such registration statement (or in the event the registration statement receives a “full review” by the Commission, the 180th day following the filing date). We are subject to certain monetary obligations if this registration statement is not declared effective by the effective date specified in the 2009 Investor RRA. The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.  The 2009 Investor RRA provides for specific registration procedures if the SEC issues a Rule 415 comment.

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Securities Escrow Agreement

In addition, on August 9, 2007, we entered into the securities escrow agreement with the Investors, the principal stockholders named therein (the “Escrow Stockholders”) and the escrow agent named therein (the “Escrow Agent”), (the “Securities Escrow Agreement”). Under the Securities Escrow Agreement, the Escrow Stockholders agreed to place an aggregate of 7.2 million shares of common stock into escrow for the benefit of the Investors in the event we fail to achieve net income for Fiscal 2008 of at least $3.955 million (the “Fiscal 2008 Performance Threshold”).  We obtained the Fiscal 2008 Performance Threshold and therefore all of the escrowed shares were returned to the Escrow Stockholders.

Lock-Up Agreement

Pursuant to that certain lock-up agreement, dated as of August 9, 2007 entered into by the former Jpak shareholders (the “Lock-Up Agreement”), shareholders holding an aggregate of 23,005,000 shares of our common stock have agreed that, for a period of six months following the effectiveness of the registration statement, of which this prospectus is a part, they will not, subject to certain limited exceptions set forth in the Lock-Up Agreement, including consent by the Investors, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any shares of common stock. In addition, for a period of 12 months following such six month period, no such shareholder shall sell more than one-twelfth of their total shares of common stock during any one month period.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted, prior to the Share Exchange, formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Promoters and Certain Control Persons

On August 9, 2007, we entered into and consummated the transactions contemplated (the “Share Exchange”) under a Securities Exchange Agreement (the “SEA”) by and among us, Jpak and the shareholders of Jpak (namely Joyrich Group Limited, a British Virgin Islands (“BVI”) company, Fabregas Group Limited, a BVI company, Statepro Investments Ltd., a BVI company, Raytech Investments Limited, a BVI company, and Capital American Markets Limited, a BVI company), pursuant to which all the shares of Jpak were transferred to us and Jpak became a wholly-owned subsidiary of ours, and at the same time the shareholders of Jpak were issued 23,005,000 shares of our common stock, which represented 64.4% of all the issued and outstanding shares of our common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the financing.

Our only “promoters” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years have been Joyrich, Fabregas and Statepro.  As disclosed elsewhere in this Report, in connection with the Share Exchange, Joyrich, Fabregas and Statepro, the majority shareholders of Raygere, received 17,023,700, 3,163,188 and 1,170,954 shares of our common stock, respectively, representing approximately 68.6%, 12.8% and 4.7%, respectively, of our issued and outstanding shares at the time of the Share Exchange.  Mr. Brian Pak Lun Mok is the sole shareholder of Joyfrich and Fabregas. Mr. Stewart Shiang Lor is the sole shareholder of Statepro.

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None.

Item 12A.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$1217.51
FINRA registration fee	$6,450.00
Printing expenses	$5,000.00
Fees and expenses of counsel for the Company	$30,000.00
Fees and expenses of accountants for Company	$10,000.00
Blue Sky fees and expenses	$5,000.00
Miscellaneous	$12,224.00
*Total	$69,891.51

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X of our Articles of Incorporation provides that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated. The corporation shall advance or reimburse reasonable expenses incurred by this individual without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On August 9, 2007, we issued 23,005,000 shares of common stock in exchange for all of the issued and outstanding shares of Jpak Group Co., Ltd, (“Jpak”).

On August 9, 2007, we became a party to that certain Note Purchase Agreement (the “NPA”) by and among Jpak, Grand International and the investors named therein (collectively, the “Investors”). The NPA was originally entered into in May 2007 pursuant to which Jpak issued Convertible Promissory Notes (the “Financing”) in the aggregate principal amount of $5.5 million to the Investors (the “Notes”). As a result of the Share Exchange, under the terms of the NPA and the Notes, the Notes automatically converted into (i) 5,608,564 shares of our Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), which shares are convertible into an aggregate of 11,217,128 shares of common stock, (ii) Series A Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.60 per share until August 2011 which were amended on December 28, 2007 to extend the term to August 2013 (the “Series A Warrants”), (iii) Series B Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.70 per share until August 2011 which were amended on December 28, 2007 to extend the term to August 2013 (the “Series B Warrants”) and (iv) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Preferred Stock, which preferred stock shall contain the same terms as the Series A Preferred Stock (other than conversion price), which shares will be convertible into 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants”. The Series J Warrants shall be exercisable at an exercise price of $1.00 per warrant and shall only be exercisable until 90 days following the effective date of this registration statement.

On December 28, 2007, the holders of the Company's outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to the Company. Pursuant to the terms of the Series J Warrants, the Company issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of the Company's Series B Convertible Preferred Stock, which will be convertible into an aggregate of 8,333,333 shares of the Company's Common Stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of the Company's Common Stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of the Company's Common Stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

II-1

In connection with the Financing, we also granted warrants to purchase 990,000 shares of common stock with an exercise price of $.50 per share to the placement agent in the Financing. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

None of the above transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

In April 2008, we engaged TriPoint Capital Advisors, LLC to provide us with business development and U.S. corporate compliance services. The initial term of the agreement is one year.  Pursuant to the agreement, TriPoint shall receive 300,000 shares of our restricted common stock – all of which was issued on July 14, 2008, with 175,000 vesting immediately and the remainder to vest in equal installments of 75,000 every 90 days thereafter - in consideration for their services. The shares were valued at $0.30 per share, the closing bid price for shares of our common stock on the date of issuance. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On April 1, 2009, we issued 200,000 restricted shares to Dongliang (Frank) Su for the Acting CFO duties he would provide to us from April 1, 2009 through March 31, 2010.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On November 3, 2009, we issued 12,000,000 units of our securities at a price of $0.50 per unit; each unit consists of (i) 1 share of our Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock, par value $0.001 per share, and (ii) a one-half Series E Warrant and one-half Series F Warrant pursuant to a Securities Purchase Agreement.  (The warrants have now been exchanged for shares of common stock pursuant to the Warrant Exchange Agreement.)  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On December 16, 2009, we issued aggregately 11,363,334 shares of common stock in exchange of outstanding investor warrants issued pursuant to the 2007 and 2009 Financing including 5,500,000 Series A Warrants, 5,500,000 Series B Warrants, 4,166,667 Series C Warrants, 4,166,667 Series D Warrants, 6,000,000 Series E Warrants and 6,000,000 Series F warrants.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1	Securities Exchange Agreement by and among Jpak Group, Inc., Jpak Group Co., Ltd., the shareholders of Jpak Group Co., Ltd. named therein and the selling party named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on August 15, 2007).

3.1	Articles of Incorporation of Jpak Group, Inc. (f/k/a Rx Staffing, Inc.), filed with the Secretary of State of Nevada on December 6, 2004 (incorporated by reference to Exhibit 3 of the Registrant’s Form SB-2 filed on June 10, 2005).

3.1(a)	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on November 29, 2006 (incorporated by reference to Exhibit 3.1(a) of the Registrant’s Form 8-K filed on August 15, 2007).

3.1(b)	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on July 27, 2007.

3.2	By-laws of Jpak Group, Inc. (f/k/a Rx Staffing, Inc.), adopted on December 10, 2004 (incorporated by reference to Exhibit 3 of the Registrant’s Form SB-2 filed on June 10, 2005).

3.2(a)	First Amendment to By-laws adopted on July 27, 2007 (incorporated by reference to Exhibit 3.2(a) of the Registrant’s Form 8-K filed on August 15, 2007).

4.1	Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Jpak Group, Inc., filed with the Secretary of State of Nevada on August 9, 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on August 15, 2007).

II-2

4.1(a)	Amendment to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Jpak Group, Inc., filed with the Secretary of State of Nevada on October 1, 2007 (incorporated by reference to Exhibit 4.1(a) of the Registrant’s Form 8-K filed on October 9, 2007).

4.2	Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on January 4, 2008).

4.3	Series A Warrant to Purchase shares of common stock of Jpak Group, Inc., issued on August 9, 2007 (incorporated by reference to Exhibit 4.2 of Rx Staffing, Inc.’s Form 8-K filed on January 4, 2008).

4.4	Series B Warrant to Purchase shares of common stock of Jpak Group, Inc., issued on August 9, 2007 (incorporated by reference to Exhibit 4.3 of Rx Staffing, Inc.’s Form 8-K filed on January 4, 2008).

4.5	Series C Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.4 of the Registrant’s Form 8-K filed on January 4, 2008).

4.7	Series D Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.5 of the Registrant’s Form 8-K filed on January 4, 2008).

4.8	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on November 5, 2009).

4.9	Series E Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on November 5, 2009).

4.10	Series F Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on November 5, 2009).

5.1	Opinion and Consent of Hunter Taubman Weiss LLP.

10.1	Note Purchase Agreement by and among Jpak Group Co., Ltd, Grand International Industrial Limited and the investors identified therein, dated as of May 17, 2007 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on August 15, 2007).

10.2	Joinder Agreement executed by Jpak Group, Inc., dated as of August 9, 2007 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on August 15, 2007).

10.3	Registration Rights Agreement by and among Jpak Group, Inc. and the purchasers named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on August 15, 2007).

10.4	Securities Escrow Agreement by and among Jpak Group, Inc., the purchasers named therein, the principal stockholders of Jpak Group, Inc. named therein and the escrow agent named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on August 15, 2007).

10.5	Lock-Up Agreement by and among Jpak Group, Inc. and the shareholders of Jpak Group, Inc. named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on August 15, 2007).

10.6	Working Capital Loan Contract, effective as of August 27, 2006, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed on August 15, 2007).

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10.7	Working Capital Loan Contract, effective as of February 12, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Qingdao City Commercial Bank, Yongping Branch, as lender (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed on August 15, 2007).

10.8	Working Capital Loan Contract, effective as of February 12, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed on August 15, 2007).

10.9	Working Capital Loan Contract, effective as of April 10, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed on August 15, 2007).

10.10	Employment Agreement, effective June 1, 2001, by and between Qingdao Renmin Printing Co., Ltd, as employer, and Yijun Wang, as employee (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1 filed on November 09, 2007.

10.11	Employment Agreement, effective February 26, 2007, by and between Qingdao Renmin Printing Co., Ltd, as employer, and Ming Qi, as employee (incorporated by reference to Exhibit 10.11 of the Registrant’s Registrant's Registration Statement on Form S-1 filed on November 09, 2007).

10.12	Letter of Agreement by and among Jpak Group, Inc. and the holders of Series J Warrants, dated as of December 28, 2007 (incorporated by reference to Exhibit 10.1 of the Registrant's form 8-K filed on January 4, 2008).

10.13	Securities Purchase Agreement by and among JPak Group, Inc. and Lee Wah Investments Limited, dated as of November 3, 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on November 5, 2009).

10.14	Registration Rights Agreement by and among JPak Group, Inc. and Lee Wah Investments Limited, dated as of November 3, 2009 (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on November 5, 2009).

10.15	Form of Warrant Exchange Agreement dated as of December 16, 2009 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on December 16, 2009).

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Registrant’s Form 8-K filed on August 15, 2007).

23.1	Consent of Patrizio & Zhao, LLC, Independent Registered Public Accounting Firm.

23.3	Consent of Hunter Taubman Weiss LLP (included in Exhibit 5.1).

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized this Post-Effective Amendment 10 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, China on March 6 , 2012.

By:	/s/ Yijun Wang
Yijun Wang Chief Executive Officer

By:	/s/ Yongbo (Esther) Wang
Yongbo (Esther) Wang Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment10 to Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Yijun Wang	Chief Executive Officer, President and Director (Principal Executive Officer)	March 6 , 2012
Yijun Wang

/s/ Ming Qi	Director	March 6 , 2012
Ming Qi

/s/ Huatian Sha	Corporate Secretary, Director	March 6 , 2012
Huation Sha

/s/ Qingjun Yang	Director	March 6 , 2012
Qingjun Yang

/s/ Wenjie Li	Director	March 6 , 2012
Wenjie Li

/s/ Yongbo (Esther) Wang	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 5 , 2012
Yongbo (Esther) Wang

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